Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DEVON ENERGY CORPORATION,

DEVON GAS SERVICES, L.P.,

ACACIA NATURAL GAS CORP I, INC.

CROSSTEX ENERGY, INC.,

NEW PUBLIC RANGERS, L.L.C.,

BOOMER MERGER SUB, INC.

AND

RANGERS MERGER SUB, INC.

October 21, 2013

i

Schedules

Schedule 1	—	Devon Reorganization Transactions

Exhibits

Exhibit A	—	Form of Amended Certificate of Formation of New Public Rangers
Exhibit B	—	Form of Amended Limited Liability Company Agreement of New Public Rangers
Exhibit C	—	Form of Midstream Holdings Partnership Agreement
Exhibit D	—	Form of Registration Rights Agreement
Exhibit E	—	Form of Amended Limited Liability Company Agreement of New Public Rangers Manager
Exhibit F	—	Form of First Offer Agreement

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made as of October 21, 2013 (the “Execution Date”), by and among Devon Energy Corporation, a Delaware corporation (“Devon”), Devon Gas Services, L.P., a Delaware limited partnership (“Devon Gas Services”), Acacia Natural Gas Corp I, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Devon (“New Acacia”), Crosstex Energy, Inc., a Delaware corporation (“Crosstex”), New Public Rangers, L.L.C., a Delaware limited liability company and a wholly-owned subsidiary of Devon Gas Services (“New Public Rangers”), Boomer Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Public Rangers (“Boomer Merger Sub”), and Rangers Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of New Public Rangers (“Rangers Merger Sub”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in Article IX.

R E C I T A L S

WHEREAS, in anticipation of the Mergers, Devon Gas Services has formed (a) New Public Rangers, (b) Boomer Merger Sub and (c) Rangers Merger Sub;

WHEREAS, (a) each of Crosstex, New Public Rangers and Rangers Merger Sub desires, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VII, to effect a merger upon the terms and subject to the conditions set forth in this Agreement whereby Rangers Merger Sub shall be merged with and into Crosstex, with Crosstex surviving and becoming a wholly-owned Subsidiary of New Public Rangers in such merger (the “Crosstex Merger”) and (b) contemporaneously with the consummation of the Crosstex Merger, each of Devon, Devon Gas Services, New Acacia, New Public Rangers and Boomer Merger Sub desires, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VII, to effect a merger upon the terms and subject to the conditions set forth in this Agreement, whereby Boomer Merger Sub shall be merged with and into New Acacia, with New Acacia surviving and becoming a wholly-owned Subsidiary of New Public Rangers in such merger (the “Devon Merger” and, together with the Crosstex Merger, the “Mergers”);

WHEREAS, concurrently with and as a condition to the execution of this Agreement, Devon, Devon Gas Corporation, a Delaware corporation, Devon Gas Services, Southwestern Gas Pipeline, Inc., a Delaware corporation (“Southwestern Gas”), Crosstex Energy, L.P., a Delaware limited partnership (“Crosstex MLP”) and Crosstex Energy Services, L.P., a Delaware limited partnership (“Crosstex Energy Services”), are entering into a Contribution Agreement, providing for the contribution of a 50% limited partner interest in Devon Midstream Holdings, L.P., a Delaware limited partnership (“Midstream Holdings”), and a 100% membership interest in Devon Midstream Holdings GP, L.L.C., a Delaware limited liability company and the general partner of Midstream Holdings (“Midstream Holdings GP”), to Crosstex Energy Services in exchange for common units representing limited partner interests of Crosstex MLP (the “Contribution Agreement”);

WHEREAS, the board of directors of Devon (the “Devon Board”) has determined that the Mergers and the other transactions contemplated by this Agreement are in the best interests of Devon’s stockholders, and has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers;

WHEREAS, the board of directors of Crosstex (the “Crosstex Board”) has determined that the Crosstex Merger and the other transactions contemplated by this Agreement are in the best interests of Crosstex and its stockholders and (a) has approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Crosstex Merger, and (b) has determined to submit to the Crosstex stockholders for approval and to recommend that the Crosstex stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Crosstex Merger;

WHEREAS, (a) New Public Rangers Manager, L.L.C., a Delaware limited liability company, as the sole member of New Public Rangers (the “New Public Rangers Manager”), has determined that the Mergers and the other transactions contemplated by this Agreement are consistent with, and will further, the business strategies and goals of New Public Rangers, and are in the best interests of New Public Rangers and its sole member and has approved this Agreement and the transactions contemplated by this Agreement, including the Mergers, (b) the board of directors of Boomer Merger Sub has determined that the Devon Merger and the other transactions contemplated by this Agreement are in the best interests of Boomer Merger Sub and its sole stockholder and has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Devon Merger, (c) the board of directors of Rangers Merger Sub has determined that the Crosstex Merger and the other transactions contemplated by this Agreement are in the best interests of Rangers Merger Sub and its sole stockholder and has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Crosstex Merger, and (d) the board of directors of New Acacia has determined that the Devon Merger and the other transactions contemplated by this Agreement are in the best interests of New Acacia and its sole stockholder and has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Devon Merger;

WHEREAS, (a) New Public Rangers, as the sole stockholder of Boomer Merger Sub and Rangers Merger Sub, will, immediately following the execution of this Agreement, approve the Devon Merger, the Crosstex Merger and the other transactions contemplated by this Agreement, and (b) Devon Gas Corporation, as the sole stockholder of New Acacia as of the Execution Date, will, immediately following the execution of this Agreement, approve the Devon Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (i) the Devon Merger and the Crosstex Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code and (ii) the Devon Merger and the Crosstex Merger, together, shall qualify as a transaction described in Section 351(a) of the Code;

WHEREAS, concurrently with the execution of this Agreement and the Contribution Agreement, certain individuals have agreed to waive certain rights which would otherwise be triggered by the consummation of the transactions contemplated herein and in the Contribution

Agreement, and have delivered executed binding waivers with respect thereto (such waivers, together, the “Change of Control Waivers”);

WHEREAS, concurrently with and as a condition to the execution of this Agreement, certain stockholders of Crosstex are executing voting agreements with Devon (the “Voting Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Crosstex Common Stock of which they are the record and beneficial owner in favor of the approval of this Agreement and the Crosstex Merger; and

WHEREAS, each of the parties intends to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGERS

1.1                               The Mergers.

(a)                                 The Crosstex Merger.

(i)                                     Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Crosstex Effective Time, Rangers Merger Sub shall be merged with and into Crosstex. As a result of the Crosstex Merger, the separate existence of Rangers Merger Sub shall cease and Crosstex shall continue as the surviving corporation after the Crosstex Merger (“Crosstex Surviving Corporation”).

(ii)                                  As soon as practicable on the Closing Date, the parties shall cause the Crosstex Merger to be consummated by filing a certificate of merger relating to the Crosstex Merger (the “Certificate of Crosstex Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.  The Crosstex Merger shall become effective at such time at which the Certificate of Crosstex Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as Devon and Crosstex shall agree and as shall be specified in the Certificate of Crosstex Merger (the date and time the Crosstex Merger becomes effective being the “Crosstex Effective Time”).

(iii)                               At the Crosstex Effective Time, the effect of the Crosstex Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Crosstex Effective Time, all the property, rights, privileges, powers and franchises of Crosstex and Rangers Merger Sub shall vest in Crosstex Surviving Corporation, and all debts, liabilities and duties of Crosstex and Rangers Merger Sub shall become the debts, liabilities and duties of Crosstex Surviving Corporation.

(b)                                 The Devon Merger.

(i)                                     Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Devon Effective Time, Boomer Merger Sub shall be merged with and into New Acacia.  As a result of the Devon Merger, the separate corporate existence of Boomer Merger Sub shall cease and New Acacia shall continue as the surviving corporation after the Devon Merger (“Devon Surviving Corporation”).

(ii)                                  As soon as practicable on the Closing Date, the parties shall cause the Devon Merger to be consummated by filing a certificate of merger relating to the Devon Merger (the “Certificate of Devon Merger” and together with the Certificate of Crosstex Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Devon Merger shall become effective at such time at which the Certificate of Devon Merger is filed with the Secretary of State of the State of Delaware or at such subsequent time as Devon and Crosstex shall agree and as shall be specified in the Certificate of Devon Merger, provided that the parties shall cause the Devon Merger to become effective concurrently with the Crosstex Effective Time (the date and time the Devon Merger is effective being the “Devon Effective Time”).

(iii)                               At the Devon Effective Time, the effect of the Devon Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Devon Effective Time, all the property, rights, privileges, powers and franchises of New Acacia and Boomer Merger Sub shall vest in Devon Surviving Corporation, and all debts, liabilities and duties of New Acacia and Boomer Merger Sub shall become the debts, liabilities and duties of Devon Surviving Corporation.

1.2                               Closing.  The closing of the Mergers (the “Closing”) shall take place at 9:00 a.m. Dallas time on the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII, at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by Devon and Crosstex; provided, however, that the Closing shall not occur unless the Contribution Closing shall occur concurrently therewith. The date of the Closing is referred to in this Agreement as the “Closing Date.”

1.3                               Organizational and Governing Documents.

(a)                                 Organizational Documents of New Public Rangers. New Public Rangers Manager, as the sole member of New Public Rangers, shall take all requisite action to cause (i) the certificate of formation of New Public Rangers in effect immediately prior to the Crosstex Effective Time to be in the form attached to this Agreement as Exhibit A and (ii) the limited liability company agreement of New Public Rangers in the form attached to this Agreement as Exhibit B (the “New Public Rangers Limited Liability Company Agreement”) to be in effect immediately prior to the Crosstex Effective Time. The name of New Public Rangers immediately after the Crosstex Effective Time shall be as mutually agreed by Devon and Crosstex. Devon

Gas Services, as the sole member of New Public Rangers Manager, shall take all requisite action to cause the New Public Rangers Manager Limited Liability Company Agreement to be in effect at the Crosstex Effective Time.

(b)                                 Crosstex Surviving Corporation.  At the Crosstex Effective Time, by virtue of the Crosstex Merger, the certificate of incorporation and bylaws of Crosstex as in effect immediately prior to the Crosstex Effective Time shall be the certificate of incorporation and bylaws of Crosstex Surviving Corporation, from and after the Crosstex Effective Time, until thereafter amended (subject to Section 6.8) as provided therein or by applicable Law.

(c)                                  Devon Surviving Corporation.  At the Devon Effective Time, by virtue of the Devon Merger, the certificate of incorporation and bylaws of New Acacia as in effect immediately prior to the Crosstex Effective Time shall be the certificate of incorporation and bylaws of Devon Surviving Corporation, from and after the Devon Effective Time, until thereafter amended as provided therein or by applicable Law.

1.4                               Directors and Officers.

(a)                                 New Public Rangers.  Prior to the Closing, Devon Gas Services, as the sole member of New Public Rangers Manager, shall take all action necessary to elect as directors of New Public Rangers Manager, effective as of the Crosstex Effective Time (i) three (3) persons who are Independent Directors mutually agreed upon by Devon and Crosstex prior to the Closing, (ii) Barry E. Davis and (iii) five (5) persons selected by Devon prior to the Closing (who, together with the persons in (i) and (ii) shall be the sole directors of New Public Rangers Manager immediately after the Crosstex Effective Time), each to hold office in accordance with the New Public Rangers Manager Limited Liability Company Agreement, and except as otherwise determined by Devon prior to the Closing, appoint the persons who are the officers of Crosstex immediately prior to the Crosstex Effective Time as officers holding the same offices of New Public Rangers Manager effective as of the Crosstex Effective Time, each such person to hold office in accordance with the New Public Rangers Manager Limited Liability Company Agreement.

(b)                                 Crosstex Surviving Corporation.  The parties shall take all action necessary to cause officers of Crosstex immediately prior to the Crosstex Effective Time to be appointed as the directors of Crosstex Surviving Corporation from and after the Crosstex Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Crosstex Surviving Corporation. The officers of Crosstex immediately prior to the Crosstex Effective Time shall be the officers of Crosstex Surviving Corporation from and after the Crosstex Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Crosstex Surviving Corporation.

(c)                                  Devon Surviving Corporation.  The parties shall take all action necessary to cause officers of Crosstex immediately prior to the Crosstex Effective Time to be appointed as the directors of Devon Surviving Corporation from and after the Devon Effective Time, each to hold office in accordance with the certificate of incorporation and the bylaws of Devon Surviving Corporation. The officers of Crosstex immediately prior to the Devon Effective Time shall be the officers of Devon Surviving Corporation from and after the Devon Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of Devon Surviving Corporation.

ARTICLE II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1                               Conversion of Securities.

(a)                                 Crosstex and Rangers Merger Sub.  Immediately prior to the Crosstex Effective Time, Devon shall contribute or cause to be contributed to New Public Rangers $100,000,000 in cash to pay the aggregate Cash Consideration. At the Crosstex Effective Time, by virtue of the Crosstex Merger and without any action on the part of any party or the holders of any securities of Crosstex or Rangers Merger Sub:

(i)                                     Generally.  Each share of Crosstex Common Stock issued and outstanding immediately prior to the Crosstex Effective Time (other than any shares of Crosstex Common Stock to be cancelled pursuant to Section 2.1(a)(ii) or Section 2.1(a)(iv) and other than Dissenting Shares) shall be converted into the right to receive (A) an amount in cash equal to the quotient of (1) $100,000,000 divided by (2) the number of shares of Crosstex Common Stock issued and outstanding immediately prior to the Crosstex Effective Time (other than any shares of Crosstex Common Stock to be cancelled pursuant to Section 2.1(a)(ii) or Section 2.1(a)(iv)) (the “Cash Consideration”) and (B) one (1) validly issued, fully paid and nonassessable New Public Rangers Common Unit (the “Unit Consideration” and, together with the Cash Consideration, the “Crosstex Merger Consideration”). All such shares of Crosstex Common Stock that were issued and outstanding immediately prior to the Crosstex Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each holder of a certificate or certificates which immediately prior to the Crosstex Effective Time represented any such shares of Crosstex Common Stock (“Crosstex Certificates”) or book-entry shares which immediately prior to the Crosstex Effective Time represented shares of Crosstex Common Stock (“Crosstex Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Crosstex Common Stock, except the right to receive the Crosstex Merger Consideration and as provided by Law.

(ii)                                  Devon and New Acacia Owned Shares.  Each share of Crosstex Common Stock owned by Devon or any of its wholly-owned Subsidiaries shall be cancelled and shall cease to exist and no Crosstex Merger Consideration or other consideration shall be delivered in exchange therefor.

(iii)                               Rangers Merger Sub Common Stock.  Each share of common stock of Rangers Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Crosstex Effective Time shall be converted into one share of common stock of Crosstex Surviving Corporation, par value $0.01 per share, which shall constitute the only outstanding shares of common stock of Crosstex Surviving Corporation.

(iv)                              Cancellation of Treasury Shares.  Each share of Crosstex Common Stock held in the Crosstex treasury and each share of Crosstex Common Stock, if any, owned by any wholly-owned Subsidiary of Crosstex immediately prior to the Crosstex Effective Time shall be cancelled and shall cease to exist without any conversion thereof.

(b)                                 New Acacia and Boomer Merger Sub.  At the Devon Effective Time, by virtue of the Devon Merger and without any action on the part of any party or the holders of any securities of New Acacia or Boomer Merger Sub:

(i)                                     Generally.  The sole share of New Acacia Common Stock issued and outstanding immediately prior to the Devon Effective Time shall be converted into the right to receive 115,495,669 validly issued, fully paid and nonassessable New Public Rangers Class B Common Units (the “Devon Merger Consideration”). All such shares of New Acacia Common Stock that were issued and outstanding immediately prior to the Devon Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each holder of a certificate or certificates which immediately prior to the Devon Effective Time represented any such shares of New Acacia Common Stock (“New Acacia Certificates”) shall thereafter cease to have any rights with respect to such shares of New Acacia Common Stock. Without any action on the part of holders of New Acacia Common Stock, all outstanding New Acacia Certificates shall, from and after the Devon Effective Time and upon surrender of the certificate or certificates for New Acacia Common Stock for cancellation to the Exchange Agent, represent the right to receive the Devon Merger Consideration with respect to each share of New Acacia Common Stock represented thereby immediately prior to the Devon Effective Time.  Promptly following the Devon Effective Time, the parties shall cause the transfer agent of New Public Rangers to issue and deliver to the sole stockholder of New Acacia immediately prior to the Devon Effective Time, the Devon Merger Consideration (in the form of book-entry interests, unless such stockholder expressly requests that such interests be delivered in certificated form) in respect of such New Acacia Common Stock.

(ii)                                  Boomer Merger Sub Common Stock.  Each share of common stock of Boomer Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Devon Effective Time shall be converted into one share of common stock of Devon Surviving Corporation, par value $0.01 per share, which shall constitute the only outstanding shares of common stock of Devon Surviving Corporation.

(iii)                               Cancellation of Treasury Shares.  Each share of New Acacia Common Stock held in the New Acacia treasury and each share of New Acacia Common Stock, if any, owned by any Subsidiary of Devon immediately prior to the Devon Effective Time shall be cancelled and shall cease to exist without any conversion thereof.

2.2                               Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary and to the extent available under the DGCL, shares of Crosstex Common Stock that are outstanding immediately prior to the Crosstex Effective Time and that are held by holders of shares of Crosstex Common Stock who shall have neither voted in favor of the Crosstex Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Crosstex Common stock in accordance with Section 262 of the DGCL

(collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Crosstex Merger Consideration.  Such Crosstex stockholders shall be entitled instead to receive payment of the fair value of such shares of Crosstex Common Stock in accordance with the provisions of Section 262 of the DGCL and at the Crosstex Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and the holders of such shares shall cease to have any rights with respect thereto except as set forth in this Section 2.2, except that such Dissenting Shares held by holders of shares of Crosstex Common Stock who shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such shares of Crosstex Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Crosstex Effective Time, the right to receive the Crosstex Merger Consideration, without interest thereon, in accordance with Section 2.1(a).  Crosstex shall deliver prompt notice to Devon of any demands for appraisal of any shares of Crosstex Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by Crosstex for appraisal of any shares of Crosstex Common Stock, and provide Devon with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Prior to the Crosstex Effective Time, Crosstex shall not, without the prior written consent of Devon, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3                               Exchange of Crosstex Certificates.

(a)                                 Exchange Agent.  Prior to the Crosstex Effective Time, Devon shall cause New Public Rangers to deposit with a commercial bank or trust company designated by Devon and reasonably satisfactory to Crosstex (the “Exchange Agent”), for the benefit of the holders of shares of Crosstex Common Stock, book-entry interests (which, to the extent subsequently requested, shall be exchanged for certificates) representing the total number of New Public Rangers Common Units issuable as Unit Consideration and an amount of cash sufficient to effect the delivery of the Cash Consideration pursuant to the Crosstex Merger.  Following the Crosstex Effective Time, New Public Rangers agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 2.3(c) that may be payable following the Crosstex Effective Time (such amounts, together with the Unit Consideration and the Cash Consideration, the “Exchange Fund”).

(b)                                 Exchange Procedures.

(i)                                     Holders of Crosstex Certificates. New Public Rangers shall instruct the Exchange Agent to promptly (and in any event no more than five (5) Business Days) after the Crosstex Effective Time, mail to each holder of record of a Crosstex Certificate (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Crosstex Certificates shall pass, only upon proper delivery of the Crosstex Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Crosstex Certificates in exchange for the Crosstex Merger Consideration payable in respect of the shares of Crosstex Common Stock formerly represented by such Crosstex Certificates. Upon surrender of a Crosstex Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the Exchange Agent shall issue and deliver to the holder of such Crosstex Certificate (1) the number of whole New Public Rangers Common Units (in the form of book-entry interests, unless the holder of such Crosstex Certificate expressly requests that such interests be delivered in certificated form) and (2) a check in an amount equal to the aggregate amount of Cash Consideration that such holder has the right to receive, in each case, in respect of the shares of Crosstex Common Stock formerly represented by such Crosstex Certificate, and the Crosstex Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Crosstex Common Stock that is not registered in the transfer records of Crosstex, the Crosstex Merger Consideration payable in respect of such shares of Crosstex Common Stock may be paid to a transferee if the Crosstex Certificate formerly representing such shares of Crosstex Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.3, each Crosstex Certificate shall be deemed at any time after the Crosstex Effective Time to represent only the right to receive upon such surrender the Crosstex Merger Consideration payable in respect of the shares of Crosstex Common Stock formerly represented by such Crosstex Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3(c), in each case, without any interest thereon, except for Crosstex Certificates in respect of Dissenting Shares, which shall represent the right to receive the consideration due with respect to such Dissenting Shares in accordance with Section 2.2 and to the extent provided by Section 262 of the DGCL.

(ii)                                  Holders of Crosstex Book-Entry Shares.  Promptly (and in any event no more than two (2) Business Days) after the Crosstex Effective Time, the Exchange Agent shall issue and deliver to each holder of Crosstex Book-Entry Shares (x) the number of whole New Public Rangers Common Units (in the form of book-entry interests, unless the holder of such shares of Crosstex Common Stock expressly requests that such interests be delivered in certificated form) and (y) a check in an amount equal to the aggregate amount of Cash Consideration that such holder has the right to receive, in each case in respect of such shares of Crosstex Common Stock, without such holder being required to deliver a Crosstex Certificate or an executed letter of transmittal to the Exchange Agent.

(c)                                  Distributions with Respect to Unexchanged Shares of Crosstex Common Stock.  No dividends or other distributions declared or made in respect of New Public Rangers Common Units with a record date after the Crosstex Effective Time shall be paid to the holder of any unsurrendered Crosstex Certificate, unless and until the holder of such Crosstex Certificate shall surrender such Crosstex Certificate. Subject to the effect of abandoned property, escheat or other applicable Laws, following surrender of any such Crosstex Certificate, there shall be paid to the holder of whole New Public Rangers Common Units issuable in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the Crosstex Effective Time theretofore paid with respect to such whole New Public Rangers Common Units, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Crosstex Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole New Public Rangers Common Units.

(d)                                 Further Rights in Crosstex Common Stock and New Acacia Common Stock.  The Crosstex Merger Consideration issued and paid upon conversion of a share of Crosstex Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of Crosstex Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.3(c)). The Devon Merger Consideration issued upon conversion of a share of New Acacia Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such share of New Acacia Common Stock.

(e)                                  Fractional Units.  No certificates or scrip representing fractional interests in New Public Rangers Common Units or book-entry credit of the same will be issued upon the surrender for exchange of shares of Crosstex Common Stock.

(f)                                   Unclaimed Merger Consideration.  Any portion of the Exchange Fund that remains unclaimed by former stockholders of Crosstex entitled thereto one hundred and eighty (180) days after the Crosstex Effective Time shall be returned to New Public Rangers and such former stockholders shall thereafter look only to New Public Rangers for payment of the Crosstex Merger Consideration, without any interest thereon.

(g)                                  No Liability.  Neither New Public Rangers nor the Exchange Agent shall be liable to any former holder of shares of Crosstex Common Stock for the Crosstex Merger Consideration from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or other applicable Law.

(h)                                 Lost Certificates.  If any Crosstex Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Crosstex Certificate to be lost, stolen or destroyed and, if required by New Public Rangers, the posting by such Person of a bond, in such reasonable amount as New Public Rangers may direct as indemnity against any claim that may be made against it with respect to such Crosstex Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Crosstex Certificate the Crosstex Merger Consideration payable in respect of the shares of Crosstex Common Stock formerly represented by such Crosstex Certificate and any dividend or other distribution to which the holder thereof is entitled pursuant to Section 2.3(c), in each case without any interest thereon.

(i)                                     Withholding.  New Public Rangers and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of local, state, federal, or foreign Tax Law. To the extent that amounts are so deducted or withheld by New Public Rangers or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by New Public Rangers or the Exchange Agent, as the case may be.

2.4                               Stock Transfer Books.  At the Crosstex Effective Time, the stock transfer books of Crosstex shall be closed with respect to shares of Crosstex Common Stock and thereafter there shall be no further registration of transfers of shares of Crosstex Common Stock theretofore outstanding on the records of Crosstex.  At the Devon Effective Time, the stock transfer books of New Acacia shall be closed with respect to shares of New Acacia Common Stock and thereafter there shall be no further registration of transfers of shares of New Acacia Common Stock theretofore outstanding on the records of New Acacia.

2.5                               Crosstex Options and Other Equity Awards.

(a)                                 Except with respect to “Covered Awards,” as defined in and covered by any Change of Control Waivers, all equity or equity based awards including, stock options, restricted stock, and restricted stock units, and any other right to receive Crosstex Common Stock or benefits measured by the value of such shares, and each award consisting of shares of Crosstex Common Stock in each case issued prior to the Execution Date pursuant to any plan or program of Crosstex (collectively, the “Crosstex Equity Plans”) that remain outstanding (the “Awards”) immediately prior to the Crosstex Effective Time shall be fully vested and exercisable immediately prior to the Crosstex Effective Time.  For purposes of clarity, the defined term “Awards” shall not include any Covered Awards.

(b)                                 Awards that (i) are settled in cash pursuant to their terms and (ii) are not stock options shall become fully vested immediately prior to the Crosstex Effective Time and the amount of cash that is deliverable to the holder of the Award in respect of settlement shall be calculated pursuant to and in accordance with the terms of the Award agreement and Crosstex Equity Plan under which the Award was granted. The cash payment upon such settlement, minus any applicable taxes required to be withheld that are payable in respect of the lapse of vesting and settlement of the Award, shall be delivered to the Award holder as soon as reasonably practicable on or after the Crosstex Effective Time, but in no event later than thirty (30) days following the Crosstex Effective Time.

(c)                                  Awards that (i) consist of shares of Crosstex Common Stock or are settled in stock pursuant to their terms and (ii) are not stock options shall be settled immediately prior to the Crosstex Effective Time and the number of shares of Crosstex Common Stock that are deliverable to the holder of the Award in respect of such settlement shall be determined pursuant to and in accordance with the terms of the Award agreement and the Crosstex Equity Plan under which the Award was granted.  Such settlement shall be calculated net of any applicable taxes required to be withheld that are payable in respect of the lapse of vesting and the settlement of the Award.  The shares of Crosstex Common Stock issuable upon settlement of the Award shall be considered for all purposes as outstanding immediately prior to the Crosstex Effective Time and such shares will be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i).

(d)                                 Awards that constitute stock options and that remain unexercised at the Crosstex Effective Time shall remain in effect in accordance with their terms and no amounts shall be payable in respect thereto under Section 2.1 to the Award holder with respect to the unexercised portion of such Award in connection with the Crosstex Effective Time; provided, that such Awards shall be converted as of the Crosstex Effective Time from awards in respect of Crosstex Common Stock to awards in New Public Rangers Common Units pursuant to the terms of the applicable Crosstex Equity Plan.

(e)                                  Subject to the terms of the Change of Control Waivers, with respect to each Covered Award and notwithstanding the terms of the applicable Crosstex Equity Plans and award agreements, a change of control or change in control, as applicable and as defined therein, will be deemed not to have occurred as a result of the transactions contemplated by the Transaction Agreements with respect to the Covered Awards in respect of Crosstex Common Stock, and as a result (i) no portion of any Covered Award that would otherwise vest or become payable or exercisable as a result of the transactions contemplated by the Transaction Agreements shall vest, or become payable or exercisable, and (ii) the “Restricted Period”, as defined in the applicable Crosstex Equity Plan and award agreement, if any, with respect to the Covered Awards shall not terminate, and the performance criteria, if any, with respect to the Covered Awards shall not be deemed to have been achieved at any level as a result of the transactions contemplated by the Transaction Agreements.  The Covered Awards shall be converted from awards in respect of Crosstex Common Stock to awards in New Public Rangers Common Units pursuant to the terms of the applicable Crosstex Equity Plan.

(f)                                   Prior to the Effective Time, Crosstex shall take, or shall cause its Affiliates to take, all actions, including, as applicable, amending any of the Crosstex Equity Plans or award agreements, necessary to permit and facilitate the foregoing.

2.6                               Reservation of Units; Registration.  New Public Rangers shall take, and shall cause its Affiliates to take, all corporate action necessary to comply with all rules, regulations and guidance issued by the Agreed Securities Exchange and the SEC, in addition to any other applicable Laws, as they relate to the listing and registration of any New Public Rangers Common Units granted, or to be granted to employees, consultants, or directors of New Public Rangers or its Affiliates as new awards or converted awards in connection with the transactions contemplated in this Agreement or the Contribution Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CROSSTEX

Crosstex hereby represents and warrants to the Devon Parties that except (i) as disclosed in any of the Crosstex SEC Documents or Crosstex MLP SEC Documents filed or furnished with the SEC prior to the Execution Date (excluding any disclosures included in any “risk factor” section of such documents or any other disclosures in such documents to the extent they are predictive or forward looking and general in nature) or (ii) as set forth on the disclosure letter delivered to the Devon Parties on the date of the execution of this Agreement (the “Crosstex Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood that any matter disclosed pursuant to any section or subsection of the Crosstex Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Crosstex Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent), as follows:

3.1                               Organization; Qualification.  Crosstex is an entity duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Crosstex Material Adverse Effect.  Crosstex has made available to the Devon Parties true and complete copies of the Organizational Documents of each Crosstex Entity, as in effect on the Execution Date.

3.2                               Authority; Enforceability.

(a)                                 Crosstex has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and, subject to receipt of the Crosstex Stockholder Approval, to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party.  The execution and delivery by Crosstex of this Agreement and the other Transaction Agreements to which it is a party and the consummation by Crosstex of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly and validly authorized by Crosstex, and, subject to the accuracy of the representations in Section 4.20, except for the Crosstex Stockholder Approval, no other corporate proceedings on the part of Crosstex is necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party.  The Crosstex Board has unanimously (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Crosstex and its stockholders and (iii) resolved to recommend that the holders of Crosstex Common Stock vote to adopt this Agreement.

(b)                                 This Agreement and the other Transaction Agreements to which Crosstex is a party have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by Crosstex, and, assuming the due authorization, execution and delivery by the Devon Parties, this Agreement and the other Transaction Agreements to which Crosstex is a party constitute the valid and binding agreement of Crosstex, enforceable against Crosstex in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

3.3                               Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by Crosstex and the consummation by Crosstex of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not: (a) result in any breach of any provision of the Organizational Documents of any Crosstex

Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Crosstex Entity is a party or by which any property or asset of any Crosstex Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 3.4, violate any Law to which any Crosstex Entity is subject or by which any Crosstex Entity’s properties or assets is bound or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Crosstex Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Crosstex Material Adverse Effect.  The Crosstex Entities are in material compliance with, and no event has occurred which would constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise to any right of termination, cancellation, amendment or acceleration under any terms of, any Contracts set forth on Section 3.3 of the Crosstex Disclosure Letter.

3.4                               Approvals of Governmental Entities and Other Third Parties.  Except for the need to obtain the Crosstex Stockholder Approval and to file the Certificate of Crosstex Merger with the Secretary of State of the State of Delaware as required by the DGCL, subject to the accuracy of the representations and warranties of the Devon Parties in Article IV, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Crosstex Entity of the transactions contemplated by this Agreement, other than (a) the filings and/or notices under the HSR Act and the rules and regulations thereunder and the expiration of the waiting periods thereunder, (b) compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange and (c) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have a Crosstex Material Adverse Effect.

3.5                               Capitalization.

(a)                                 The authorized capital stock of Crosstex consists of 150,000,000 shares, consisting of (i) 140,000,000 shares of Crosstex Common Stock and (ii) 10,000,000 shares of Crosstex Preferred Stock, par value $0.01 per share (“Crosstex Preferred Stock”).  As of the Execution Date: (i) 47,735,609 shares of Crosstex Common Stock were issued and outstanding, (ii) no shares of Crosstex Preferred Stock were issued and outstanding and (iii) 2,464,665 shares of Crosstex Common Stock were reserved for issuance under the Crosstex Energy, Inc. Amended and Restated Long-Term Incentive Plan, effective as of September 6, 2006, and the Crosstex Energy, Inc. 2009 Long-Term Incentive Plan, as amended and restated on May 9, 2013, of which 37,500 shares of Crosstex Common Stock were subject to issuance upon exercise of outstanding Crosstex options and 1,453,033 shares of Crosstex Common Stock were subject to issuance upon the vesting of outstanding restricted shares of Crosstex Common Stock.  Except (A) as set forth in the preceding sentence of this Section 3.5(a), (B) any shares of Crosstex Common Stock issued upon exercise or settlement of Crosstex Awards outstanding as of the Execution Date, and (C) any shares of Crosstex Common Stock described in Section 5.1(b)(viii)

or Section 5.1(b)(xv) of the Crosstex Disclosure Letter or issued with the written consent of Devon (and any shares of Crosstex Common Stock issuable upon exercise or settlement of Crosstex Awards which were granted after the Execution Date in accordance with this Agreement or as described in Section 5.1(b)(viii) or Section 5.1(b)(xv) of the Crosstex Disclosure Letter or with the written consent of Devon), there are no shares of Crosstex Common Stock or other Equity Interests of Crosstex issued or outstanding.  There are no fractional shares or treasury shares of Crosstex Common Stock outstanding.  No Subsidiary of Crosstex owns any shares of capital stock of Crosstex.

(b)                                 All of the outstanding shares of Crosstex Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Crosstex, and are fully paid and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  All of the issued and outstanding Equity Interests in each Subsidiary of Crosstex is authorized and validly issued in accordance with the Organizational Documents of such Crosstex Entity and are fully paid (to the extent required under the Organizational Documents of such Crosstex Entity) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act or Sections 153.102, 153.202 and 153.210 of the TBOC) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  Each Subsidiary of Crosstex is set forth on Section 3.5(b)(1) of the Crosstex Disclosure Letter.  Except as set forth on Section 3.5(b)(2) of the Crosstex Disclosure Letter, Crosstex owns, directly or indirectly, all of the outstanding Equity Interests in each Subsidiary of Crosstex free and clear of all Liens other than (1) transfer restrictions imposed by federal and state securities laws and (2) any transfer restrictions contained in the Organizational Documents of the Crosstex Entities.

(c)                                  Except as set forth in the Organizational Documents of the Crosstex Entities and except as otherwise provided in Section 3.5(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the Crosstex Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the Crosstex Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)                                 No Crosstex Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in Crosstex on any matter.

(e)                                  Except as set forth on Section 3.5(e) of the Crosstex Disclosure Letter, and except with respect to the ownership of any equity or long-term debt securities between or among the Crosstex Entities, none of the Crosstex Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

3.6                               Compliance with Law.  Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits,

employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 3.11, 3.14, 3.15, 3.16 and 3.17, respectively, and except as to matters that would not reasonably be expected to have a Crosstex Material Adverse Effect, (a) each Crosstex Entity is in compliance with all applicable Laws, (b) none of the Crosstex Entities has received written notice of any violation of any applicable Law and (c) none of the Crosstex Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

3.7                               Crosstex SEC Reports; Financial Statements.

(a)                                 Crosstex has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Crosstex with the SEC since January 1, 2013 (such documents, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to as the “Crosstex SEC Documents”).  Each Crosstex SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Crosstex SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 Each of the consolidated financial statements of Crosstex included in the Crosstex SEC Documents (“Crosstex Financial Statements”) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Crosstex and its consolidated Subsidiaries as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c)                                  None of the Crosstex Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of Crosstex and its consolidated Subsidiaries under GAAP except for (i) liabilities set forth on the consolidated balance sheet of Crosstex dated as of June 30, 2013 or the notes thereto; (ii) liabilities that have arisen since June 30, 2013, in the ordinary course of business; and (iii) liabilities which would not reasonably be expected to have a Crosstex Material Adverse Effect.

3.8                               Absence of Certain Changes.  Except as expressly contemplated by this Agreement, from and after January 1, 2013, (a) the Crosstex Entities have operated their business only in the ordinary course of business and consistent with past practice and (b) through the Execution Date, there has not been any Event which has had, or would be reasonably expected to have, a Crosstex Material Adverse Effect.

3.9                               Title to Properties and Assets.  Except as to matters that would not reasonably be expected to have a Crosstex Material Adverse Effect, each Crosstex Entity has title to or rights or interests in its real property and personal property free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

3.10                        Intellectual Property.  Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, (a) the Crosstex Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of their business as presently conducted; (b) no third party has asserted in a writing delivered to any Crosstex Entity an unresolved claim that any Crosstex Entity is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Crosstex, no third party is infringing on the Intellectual Property owned by the Crosstex Entities.

3.11                        Environmental Matters.  Except for matters that would not reasonably be expected to have a Crosstex Material Adverse Effect:

(a)                                 each of the Crosstex Entities is and, during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with all applicable Environmental Laws;

(b)                                 each of the Crosstex Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c)                                  none of the Crosstex Entities nor any of their properties or operations is subject to any pending or, to the Knowledge of Crosstex, threatened Proceeding arising under any Environmental Law, nor has any Crosstex Entity received any written and pending notice, order or complaint from any Governmental Entity alleging a violation of or liability arising under any Environmental Law; and

(d)                                 there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties owned by the Crosstex Entities, from or in connection with the Crosstex Entities’ operations or for which any of the Crosstex Entities have assumed contractual liability, in each case in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

3.12                        Material Contracts.

(a)                                 Except as set forth on Section 3.12 of the Crosstex Disclosure Letter or filed with any Crosstex SEC Document or Crosstex MLP SEC Document (including incorporation by reference) filed with the SEC prior to the Execution Date, as of the Execution Date, none of the Crosstex Entities is a party to or bound by any Contract that:

(i)                                     is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by Crosstex on the Execution Date;

(ii)                                  includes any Affiliate of Crosstex (other than a wholly-owned Subsidiary of Crosstex) as a counterparty or third party beneficiary;

(iii)                               has a term in excess of one (1) year and, together with any other Contract listed in Section 3.12(a)(iii) of the Crosstex Disclosure Letter with the same counterparty, generates annual gross operating margin in excess of $10,000,000;

(iv)                              contains any provision or covenant which materially restricts any Crosstex Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, other than exclusivity arrangements with respect to joint development projects with a term of less than one year;

(v)                                 (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Crosstex Entity or (B) creates a capitalized lease obligation (except, in the case of both clause (A) and (B), any such Contract with an aggregate principal amount not exceeding $10,000,000);

(vi)                              is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any Crosstex Entity involving assets or obligations in excess of $25,000,000;

(vii)                           includes the acquisition or sale of assets with a book value in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(viii)                        relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate, other than any Contract that is both (A) entered into in accordance with Crosstex’ internal commodity risk hedging policy in effect as of the Execution Date and (B) in the ordinary course of business; or

(ix)                              is a purchase Contract with respect to commodities that is material to the Crosstex Entities, taken as a whole.

(b)                                 Each Contract required to be disclosed pursuant to Section 3.12(a) and each Contract to which any Crosstex Entity is bound as of the Execution Date that relates to (i) the purchase of materials, supplies, goods, services or other assets (in each case, other than commodities), or (ii) the construction of capital assets, in the cases of both clauses (i) and (ii) that provides for annual payments by or to any Crosstex Entity in excess of $10,000,000 (collectively, the “Crosstex Material Contracts”) has been made available to the Devon Parties and, to the Knowledge of Crosstex, is a valid and binding obligation of the applicable Crosstex Entity, and is in full force and effect and enforceable in accordance with its terms against such Crosstex Entity and, to the Knowledge of Crosstex, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c)                                  Except as set forth in Section 3.12(c) of the Crosstex Disclosure Letter, to the Knowledge of Crosstex, none of the Crosstex Entities nor any other party to any Crosstex

Material Contract is in default or breach in any material respect under the terms of any Crosstex Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Crosstex Entity or, to the Knowledge of Crosstex, any other party to any Crosstex Material Contract, or would permit termination, modification or acceleration under any Crosstex Material Contract.

3.13                        Legal Proceedings.  Except with respect to Proceedings arising under Environmental Laws which are the subject of Section 3.11 or as is set forth on Section 3.13 of Crosstex Disclosure Letter, there are no Proceedings pending or, to the Knowledge of Crosstex, threatened against the Crosstex Entities, except such Proceedings as would not reasonably be expected to have a Crosstex Material Adverse Effect.

3.14                        Permits.  Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 3.11, the Crosstex Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Crosstex Entities, except where the failure to have such Permits would not reasonably be expected to have a Crosstex Material Adverse Effect.

3.15                        Taxes.

(a)                                 Except as set forth on Section 3.15(a) of the Crosstex Disclosure Letter, all material Tax Returns required to be filed with respect to the Crosstex Entities have been filed and all Tax Returns of the Crosstex Entities are complete and correct in all material respects and all material Taxes due relating to the Crosstex Entities have been paid in full.  There is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Crosstex Entity for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any material Taxes or material Tax Returns of or with respect to the Crosstex Entities.

(b)                                 Except as set forth on Section 3.15(b) of the Crosstex Disclosure Letter, no material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to the Crosstex Entities.

(c)                                  All material Taxes required to be withheld, collected or deposited by or with respect to the Crosstex Entities have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d)                                 Except as set forth on Section 3.15(d) of the Crosstex Disclosure Letter, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for payment or assessment of any material Tax of, or any material Taxes associated with the ownership or operation of the assets of, any Crosstex Entity.

(e)                                  None of the Crosstex Entities is a party to any Tax sharing agreement or Tax indemnification agreement, and no payments are due or will become due by any Crosstex Entity pursuant to any such agreement or arrangement.

(f)                                   None of the Crosstex Entities has engaged in a transaction that would be reportable by or with respect to any Crosstex Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g)                                  There are no Liens on any of the assets of any Crosstex Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(h)                                 Except as set forth on Section 3.15(h) of the Crosstex Disclosure Letter, none of the Crosstex Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)                                     Crosstex MLP has not elected to be treated as a corporation for federal Tax purposes.  Crosstex MLP qualifies as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code and at least 90% of the gross income of Crosstex MLP for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  Crosstex MLP has filed a federal income tax return that has in effect an election pursuant to Section 754 of the Code.

3.16                        Employee Benefits; Employment and Labor Matters.

(a)                                 Section 3.16(a) of the Crosstex Disclosure Letter contains a list of each of the following that any Crosstex Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date with respect to items listed in Section 3.16(a)(i) and within three (3) years prior to the Closing Date with respect to items listed in Section 3.16(a)(ii):

(i)                                     any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (A) which is material and pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Crosstex Entity or (B) which is subject to Title IV of ERISA; or

(ii)                                  any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreements, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.16(a)(i) pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Crosstex Entity.

(b)                                 True, correct and complete copies of the current version of each item described in Section 3.16(a)(i) or Section 3.16(a)(ii), and if applicable, the current summary plan description, the most recent determination letter, the most recent actuarial report, related trusts, the current insurance or group annuity contracts and each other funding or financing arrangement relating to any such item, as well as in every case all amendments, modifications or supplements thereto, have been made reasonably available to the Devon Parties.

(c)                                  All items described under Section 3.16(a)(i) or Section 3.16(a)(ii) that any Crosstex Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date, shall be referred to as the “Crosstex Benefit Plans”.  Except for matters that would not reasonably be expected to have a Crosstex Material Adverse Effect:

(i)                                     each Crosstex Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii)                                  there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C)  Sections 412 and 4971 of the Code; and

(iii)                               as to any Crosstex Benefit Plan intended to be qualified under Section 401 of the Code, such Plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Crosstex, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Crosstex Benefit Plan.

(d)                                 Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement will not result in a nondeductible expense of Crosstex or any of its Affiliates under Section 280G of the Code.  Further, no gross-up tax payment shall be owed or made by Crosstex or any of its Affiliates with respect to any tax payment due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement or any other Transaction Agreement.

(e)                                  Except as set forth on Section 3.16(e) of the Crosstex Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Agreement to which Crosstex or any of its Affiliates is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, parachute, bonus or otherwise) becoming due to any officer, director, employee or consultant of any Crosstex Entity or Affiliate thereof; (ii) materially increase any benefits otherwise payable by any Crosstex Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Crosstex Benefit Plan.

(f)                                   Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, each of the Crosstex Entities (i) is in compliance with all applicable Laws regarding labor and employment, including, but not limited to, all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, classification of employees and independent contractors, occupational health and safety, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or other terminations of employees which would create any obligations upon or liabilities for any Crosstex Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of Crosstex, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any Crosstex Entity or related to any Crosstex Benefit Plan (except for routine undisputed claims for benefits); (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies; (v) is not required to comply with Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, as amended, or the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and (vi) is not required to maintain any affirmative action plans.

(g)                                  Except as would not reasonably be expected to have a Crosstex Material Adverse Effect: (i) none of the Crosstex Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years and (ii) to the Knowledge of Crosstex, there are no current union representation questions or petitions or organizing campaigns involving employees of any Crosstex Entity.

3.17                        Regulatory Matters.  No Crosstex Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005.  All natural gas pipeline systems and related facilities of the Crosstex Entities are “gathering facilities” or “intrastate pipelines” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended. None of the Crosstex Entities is a “natural gas company” under the Natural Gas Act of 1938, as amended.  Except as set forth on Section 3.17 of the Crosstex Disclosure Letter, no Crosstex Entity has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977.  Except as set forth on Section 3.17 of the Crosstex Disclosure Letter, none of the Crosstex Entities’ “intrastate pipelines” provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978.

3.18                        Insurance.  Except as would not reasonably be expected to have a Crosstex Material Adverse Effect, (a) each insurance policy under which any Crosstex Entity is an insured or otherwise the principal beneficiary of coverage (collectively, the “Crosstex Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and such Crosstex Entity is in compliance with the terms and conditions of such Crosstex Insurance Policy; (b) no Crosstex Entity is in breach or default under any Crosstex Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Crosstex Insurance Policy.

3.19                        Required Vote of the Crosstex Stockholders.  Subject to the accuracy of the representations set forth in Section 4.20, (a) the affirmative vote of the holders of at least 67% of the shares of Crosstex Common Stock issued and outstanding and entitled to vote on the adoption of this Agreement and the approval of the Crosstex Merger, voting together as a single class (the “Crosstex Stockholder Approval”) is the only vote or approval of holders of securities of Crosstex which is necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Crosstex Merger; (b) the action of the Crosstex Board in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby and by the Contribution Agreement, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in the DGCL; and (c) no other Takeover Laws are applicable to the Crosstex Merger, this Agreement or any transaction contemplated hereby or by the Contribution Agreement.  As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition, “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

3.20                        Brokers’ Fee.  Except for the fees payable to Citigroup Global Markets Inc., Evercore Group L.L.C., Greenhill & Co. and Simmons & Company International, which shall be paid by Crosstex or Crosstex MLP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crosstex.

3.21                        Opinion of Financial Advisors.  The Crosstex Board has received the opinion of Citigroup Global Markets Inc. and the Special Committee of the Board of Directors of Crosstex has received the opinion of Evercore Group L.L.C. (collectively, the “Crosstex Financial Advisors”) to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Crosstex Merger Consideration is fair, from a financial point of view, to the holders of Crosstex Common Stock.

3.22                        Information Supplied.  None of the information supplied or to be supplied by Crosstex for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Crosstex Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

3.23                        Investigation; No Other Representations or Warranties.  Crosstex has undertaken such investigation as it deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party.  Crosstex has had the opportunity to ask questions and receive answers from Devon Gas Services regarding the business, properties, prospects and financial condition of the Midstream Group Entities.  The foregoing investigation, however, does not modify the representations and warranties of the Devon Parties in Article IV. Crosstex acknowledges that the representations and warranties in this Agreement, the Devon Disclosure Letter or in the certificate referenced in Section 7.3(d) constitute the sole and exclusive representations and warranties of the Devon Parties to Crosstex in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.  Except for the representations and warranties contained in this Article III, in the Crosstex Disclosure Letter or in the certificate referenced in Section 7.2(d), neither Crosstex nor any other Person makes any other express or implied representation or warranty, and the Devon Parties hereby disclaim reliance on any other representation or warranty, on behalf of or relating to Crosstex or any of its Affiliates, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE DEVON PARTIES

The Devon Parties hereby, jointly and severally, represent and warrant to Crosstex that except (i) as disclosed in any of the Devon SEC Documents filed or furnished with the SEC prior to the Execution Date or the Midstream Registration Statement (in each case excluding any disclosures included in any “risk factor” section of such documents or any other disclosures in such documents to the extent they are predictive or forward looking and general in nature) or (ii) as set forth on the disclosure letter delivered to Crosstex on the Execution Date (the “Devon Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (it being understood that any matter disclosed pursuant to any section or subsection of the Devon Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and the Devon Disclosure Letter, as long as the relevance of such disclosure is reasonably apparent), as follows:

4.1                               Organization; Qualification; Devon Reorganization Transactions.

(a)                                 Each of the Devon Parties is and, as of the time immediately following the completion of the Devon Reorganization Transactions, each Midstream Group Entity will be, an entity duly formed or organized, validly existing and in good standing under the laws of the state of its formation or organization and has or, in the case of the Midstream Group Entities, will have, as of the time immediately following the completion of the Devon Reorganization Transactions, all requisite corporate, limited partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is or, in the case of the Midstream Group Entities, will be, as of the time immediately following the completion of the Devon Reorganization Transactions, duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Midstream Group Material Adverse Effect.  The Devon Parties have made available to Crosstex true and complete copies of the Organizational Documents of each Devon Party, as in effect on the Execution Date.  Following the completion of the Devon Reorganization Transactions, the Devon Parties will have made available to Crosstex true and complete copies of the Organizational Documents of each Midstream Group Entity.

(b)                                 As of the Devon Effective Time, the Devon Reorganization Transactions will have been consummated in full and in accordance with the steps set forth in Schedule 1.

4.2                               Authority; Enforceability.

(a)                                 Each of the Devon Parties has the requisite corporate, limited partnership or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party.  The execution and delivery by each Devon Party of this Agreement and the other Transaction Agreements to which it is a party and the consummation by each Devon Party of the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party have been duly and validly authorized by such Devon Party, and no other corporate, limited partnership or limited liability company proceedings on the part of any Devon Party is necessary to authorize this Agreement and the other Transaction Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party.

(b)                                 This Agreement and the other Transaction Agreements to which a Devon Party is a party have been, or, in the case of the Transaction Agreements to be delivered after the Execution Date, will be, duly executed and delivered by such Devon Party, and, assuming the due authorization, execution and delivery by the Crosstex, this Agreement and the other Transaction Agreements to which a Devon Party is a party constitute the valid and binding agreement of such Devon Party, enforceable against such Devon Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

4.3                               Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Agreements by each Devon Party party thereto and the consummation by the Devon Parties of the transactions contemplated by this Agreement and the Transaction Agreements does not and will not: (a) result in any breach of any provision of the Organizational Documents of any Devon Party or any Midstream Group Entity; (b) constitute a default (or an event that with notice or passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which any Devon Party or any Midstream Group Entity is a party or by which any property or asset of any Devon Party or any Midstream Group Entity is bound or affected; (c) assuming compliance with the matters referred to in Section 4.4, violate any Law to which any

Devon Party or any Midstream Group Entity is subject or by which any Devon Party’s or any Midstream Group Entity’s properties or assets is bound; or (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Midstream Group Entity, except, in the cases of clauses (b), (c) and (d), for such defaults or rights of termination, cancellation, amendment, acceleration, violations or Liens as would not reasonably be expected to have a Midstream Group Material Adverse Effect.

4.4                               Approvals of Governmental Entities and Other Third Parties.  Except for the need to file the Certificate of Devon Merger with the Secretary of State of the State of Delaware as required by the DGCL, subject to the accuracy of the representations and warranties of Crosstex in Article III, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Person or Governmental Entity is necessary for the consummation by any Devon Entity of the transactions contemplated by this Agreement, other than (a) the filings and/or notices under the HSR Act and the rules and regulations thereunder and the expiration of the waiting periods thereunder, (b) compliance with any applicable requirements of the federal securities Laws, any applicable state or other local securities Laws and any applicable requirements of a national securities exchange and (c) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not reasonably be expected to have a Midstream Group Material Adverse Effect.

4.5                               Capitalization.

(a)                                 Section 4.5(a) of the Devon Disclosure Letter sets forth, as of the time following the Devon Reorganization Transactions and before the Closing, a correct and complete description of the following: (i) all of the issued and outstanding Equity Interests in each of the New Public Rangers Entities and the Midstream Group Entities; and (ii) the record owners of each of the outstanding Equity Interests in each of the New Public Rangers Entities and the Midstream Group Entities.  Except as set forth on Section 4.5(a) of the Devon Disclosure Letter, there are no other outstanding Equity Interests of any New Public Rangers Entity or Midstream Group Entity.  As of the Execution Date all of the issued and outstanding Equity Interests in each of the New Public Rangers Entities have been, and as of the time immediately following the Devon Reorganization Transactions all of the issued and outstanding Equity Interests in each of the Midstream Group Entities will have been, duly authorized and validly issued in accordance with the Organizational Documents of such New Public Rangers Entity or Midstream Group Entity, as applicable, and are fully paid (to the extent required under the Organizational Documents of such New Public Rangers Entity or Midstream Group Entity, as applicable) and nonassessable (except as nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 or 18-804 of the Delaware LLC Act) and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  As of the Execution Date all of the issued and outstanding Equity Interests in each of the New Public Rangers Entities have been, and following the completion of the Devon Reorganization Transactions all of the issued and outstanding Equity Interests in each of the Target Entities will be, owned by the Persons set forth on Section 4.5(a) of the Devon Disclosure Letter named as owning such interests free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities laws and (B) any transfer restrictions contained in the Organizational Documents of such New Public Rangers Entity or Target Entity.

Following the completion of the Devon Reorganization Transactions, the Target Entities will own, directly or indirectly, all of the outstanding Equity Interests in each Midstream Group Entity (other than the Target Entities) free and clear of all Liens other than (1) transfer restrictions imposed by federal and state securities laws and (2) any transfer restrictions contained in the Organizational Documents of the Midstream Group Entities.

(b)                                 Except as set forth in the Organizational Documents of any New Public Rangers Entity or Midstream Group Entity, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate any of the New Public Rangers Entities or the Midstream Group Entities to issue or sell any Equity Interests or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any Equity Interests in any of the New Public Rangers Entities or the Midstream Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(c)                                  No New Public Rangers Entity or Midstream Group Entity has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Equity Interests in any New Public Rangers Entity or Midstream Group Entity on any matter.

(d)                                 Except as set forth on Section 4.5(d) of the Devon Disclosure Letter and except with respect to the ownership of any equity or long-term debt securities between or among the Midstream Group Entities, none of the Midstream Group Entities owns, directly or indirectly, any equity or long-term debt securities of any Person.

4.6                               Compliance with Law.  Except for Environmental Laws, Laws requiring the obtaining or maintenance of a Permit, Tax matters, Laws relating to employee benefits, employment and labor matters, and Laws relating to regulatory and compliance matters, which are the subject of Sections 4.12, 4.15, 4.16, and 4.17 and 4.18 respectively, and except as to matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect, (a) each Midstream Group Entity is in compliance with all applicable Laws, (b) no Midstream Group Entity has received written notice of any violation of any applicable Law and (c) none of the Midstream Group Entities has received written notice that it is under investigation by any Governmental Entity for potential non-compliance with any Law.

4.7                               Devon SEC Reports; Financial Statements.

(a)                                 Devon has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Devon with the SEC since January 1, 2013 (such documents, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, being collectively referred to as the “Devon SEC Documents”). Each Devon SEC Document and the Midstream Registration Statement (i) at the time filed, complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Devon SEC Document or the Midstream

Registration Statement and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the Execution Date, then at the time of such filing or amendment) contain any untrue statement of a material fact related to the Midstream Business or omit to state a material fact related to the Midstream Business required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The Devon Parties have made available to Crosstex copies of the Midstream Business Financial Statements. The Midstream Business Financial Statements included in the Midstream Registration Statement complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented thereby and fairly present in all material respects the consolidated financial position and operating results, equity and cash flows of Devon Midstream Holdings, L.P. Predecessor, on a combined consolidated basis, as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of unaudited financial statements, to normal year-end audit adjustments.

(c)                                  The pro forma financial statements included in the Midstream Registration Statement include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Midstream Registration Statement. The pro forma financial statements included in the Midstream Registration Statement comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Securities Act.

(d)                                 Following the completion of the Devon Reorganization Transactions, none of the Midstream Group Entities has any liability, whether accrued, contingent, absolute or otherwise, that would be required to be included in the financial statements of the Midstream Group Entities under GAAP except for (i) liabilities set forth on the consolidated balance sheet dated as of June 30, 2013 or the notes thereto contained in the Midstream Business Financial Statements; (ii) liabilities that have arisen since June 30, 2013, in the ordinary course of business; and (iii) liabilities which would not reasonably be expected to have a Midstream Group Material Adverse Effect.

(e)                                  Except as set forth on the consolidated balance sheet dated as of June 30, 2013 or the notes thereto contained in the Midstream Business Financial Statements, none of the Midstream Group Entities has any Indebtedness.

4.8                               Absence of Certain Changes.

(a)                                 Since their respective dates of formation or incorporation, as applicable, none of New Public Rangers, Boomer Merger Sub or Rangers Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction

Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

(b)                                 Except as expressly contemplated by this Agreement, from and after January 1, 2013, (i) the Midstream Business has been operated only in the ordinary course of business and consistent with past practice and (ii) through the Execution Date, there has not been any Event which has had, or would be reasonably expected to have, a Midstream Group Material Adverse Effect.

4.9                               Title to Property and Assets.  Except as set forth on Section 4.9 of the Devon Disclosure Letter, after giving effect to the Devon Reorganization Transactions, except as to matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect, each Midstream Group Entity has title to or rights or interests in its real property and personal property free and clear of all Liens (subject to Permitted Liens), sufficient to allow it to conduct its business as currently being conducted.

4.10                        Sufficiency of Assets; Title to Tangible Property.  Except as set forth on Section 4.10 of the Devon Disclosure Letter, after giving effect to the Devon Reorganization Transactions, the transactions contemplated hereby and by the Contribution Agreement, the licenses to be granted and the other arrangements contemplated by the Transaction Agreements, including the provision of corporate and other services following the Closing by Devon in accordance with the Transition Services Agreement and by Crosstex GP LLC or its Affiliates, (a) the assets, personnel and rights of the Midstream Group Entities will be sufficient for the Crosstex Entities and the Midstream Group Entities to conduct, in all material respects, the Midstream Business immediately after the Closing in substantially the same manner as currently conducted by Devon and the Midstream Group Entities and (b) there are no assets, personnel or rights that are material to the conduct of the Midstream Business other than those that will be transferred to and held by the Midstream Group Entities following the Devon Reorganization Transactions and the Mergers.

4.11                        Intellectual Property.  Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect, as of immediately following the Devon Reorganization Transactions, (a) the Midstream Group Entities own or have the right to use pursuant to a license, sublicense, agreement or otherwise all material items of Intellectual Property required in the operation of the Midstream Business as presently conducted; (b) no third party has asserted in a writing delivered to any Midstream Group Entity an unresolved claim that any of the Midstream Group Entities is infringing on the Intellectual Property of such third party; and (c) to the Knowledge of Devon, no third party is infringing on the Intellectual Property owned by the Midstream Group Entities.

4.12                        Environmental Matters.  Following the completion of the Devon Reorganization Transactions, except for matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect:

(a)                                 each of the Midstream Group Entities is and, during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with all applicable Environmental Laws;

(b)                                 each of the Midstream Group Entities possesses all Permits required under Environmental Laws for its operations as currently conducted and is in compliance with the terms of such Permits, and such Permits are in full force and effect;

(c)                                  none of the Midstream Group Entities nor any of their properties or operations is subject to any pending or, to the Knowledge of Devon, threatened Proceeding arising under any Environmental Law, nor has any Devon Entity received any written and pending notice, order or complaint from any Governmental Entity alleging a violation of or liability arising under any Environmental Law relating to the Midstream Business; and

(d)                                 there has been no Release of Hazardous Substances on, at, under, to, or from any of the properties owned by the Midstream Group Entities, from or in connection with the Midstream Group Entities’ operations or for which any of the Midstream Group Entities have assumed contractual liability, in each case in a manner that would reasonably be expected to give rise to any uninsured liability pursuant to any Environmental Law.

4.13                        Material Contracts.

(a)                                 Except as set forth on Section 4.13 of the Devon Disclosure Letter or filed with any Devon SEC Document (including incorporation by reference) filed with the SEC prior to the Execution Date or as filed with the Midstream Registration Statement prior to the Execution Date, as of the Execution Date, and giving effect to the Devon Reorganization Transactions, none of the Midstream Group Entities is a party to or bound by any Contract that:

(i)                                     is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by such Midstream Group Entity on the Execution Date;

(ii)                                  includes Devon or any Affiliate of Devon (other than the Midstream Group Entities) as a counterparty or third-party beneficiary;

(iii)                               contains any provision or covenant which materially restricts any Midstream Group Entity or any Affiliate thereof from engaging in any lawful business activity or competing with any Person, other than exclusivity arrangements with respect to joint development projects with a term of less than one year;

(iv)                              (A) relates to the creation, incurrence, assumption, or guarantee of any indebtedness for borrowed money by any Midstream Group Entity or (B) creates a capitalized lease obligation (except, in the cases of clauses (A) and (B), any such Contract with an aggregate principal amount not exceeding $5,000,000);

(v)                                 is in respect of the formation of any partnership, limited liability company agreement or joint venture or otherwise relates to the joint ownership or operation of the assets owned by any of the Midstream Group Entities involving assets or obligations in excess of $25,000,000;

(vi)                              includes the acquisition or sale of assets with a book value in excess of $10,000,000 (whether by merger, sale of stock, sale of assets or otherwise);

(vii)                           relates to natural gas or oil transportation, gathering, treating or processing, natural gas liquids or oil fractionation, transportation, purchase, sales or storage, or the purchase of natural gas or oil, in each case, that involves, or is reasonably expected in the future to involve, annual revenues or payments by the Midstream Group Entities of $10,000,000 in the aggregate;

(viii)                        relates to futures, swaps, collars, puts, calls, floors, caps, options or otherwise is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate, other than any Contract that is both (A) entered into in accordance with Devon’s internal hedge policy in effect as of the Execution Date and (B) in the ordinary course of business; or

(ix)                              is a purchase Contract with respect to commodities that is material to the Midstream Business, as a whole.

(b)                                 Each Contract required to be disclosed pursuant to Section 4.13(a) and each Contract to which any of the Midstream Group Entities is bound as of the Execution Date that relates to (i) the purchase of materials, supplies, goods, services or other assets (in each case, other than commodities), or (ii) the construction of capital assets, in the cases of clauses (i) and (ii) that provides for annual payments by or to any of the Midstream Group Entities in excess of $10,000,000 (collectively, the “Midstream Group Material Contracts”) has been made available to Crosstex and, to the Knowledge of Devon is a valid and binding obligation of the applicable Midstream Group Entity, and is in full force and effect and enforceable in accordance with its terms against such Midstream Group Entity and, to the Knowledge of Devon, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights.

(c)                                  To the Knowledge of Devon, none of the Midstream Group Entities nor any other party to any Midstream Group Material Contract is in default or breach in any material respect under the terms of any Midstream Group Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by such Midstream Group Entity or, to the Knowledge of Devon, any other party to any Midstream Group Material Contract, or would permit termination, modification or acceleration under any Midstream Group Material Contract.

4.14                        Legal Proceedings.  Except with respect to Proceedings arising under Environmental Laws which are the subject of Section 4.12, there are no Proceedings pending or, to the Knowledge of Devon, threatened against the Midstream Group Entities, except such Proceedings as would not reasonably be expected to have a Midstream Group Material Adverse Effect.

4.15                        Permits.  Other than with respect to Permits issued pursuant to or required under Environmental Laws which are the subject of Section 4.12, following the completion of the Devon Reorganization Transactions, the Midstream Group Entities have all Permits as are necessary to use, own and operate their assets in the manner such assets are currently used, owned and operated by the Midstream Group Entities, except where the failure to have such Permits would not reasonably be expected to have a Midstream Group Material Adverse Effect.

4.16                        Taxes.

(a)                                 All material Tax Returns required to be filed with respect to the Midstream Group Entities have been filed and all Tax Returns with respect to the Midstream Group Entities and the Midstream Business are complete and correct in all material respects and all material Taxes due relating to the Midstream Group Entities and the Midstream Business have been paid in full.  There is no claim (other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP) against any Midstream Group Entity or the Midstream Business for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted or proposed in writing with respect to any material Taxes or material Tax Returns of or with respect to any Midstream Group Entity or the Midstream Business.

(b)                                 Except as set forth on Section 4.16(b) of the Devon Disclosure Letter, no material Tax audits or administrative or judicial proceedings are being conducted or are pending with respect to any Midstream Group Entity or the Midstream Business.

(c)                                  All material Taxes required to be withheld, collected or deposited by or with respect to any Midstream Group Entity or the Midstream Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d)                                 Except as set forth on Section 4.16(d) of the Devon Disclosure Letter, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for the payment or assessment of any material Tax of, or any material Taxes associated with the ownership or operation of the assets of, any Midstream Group Entity or the Midstream Business.

(e)                                  No Midstream Group Entity is a party to any Tax sharing agreement or Tax indemnification agreement, and no payments are due or will become due by any Midstream Group Entity pursuant to any such agreement or arrangement.

(f)                                   No Midstream Group Entity has engaged in a transaction that would be reportable by or with respect to any Midstream Group Entity pursuant to Treasury Regulation § 1.6011-4 or any predecessor thereto.

(g)                                  Except as set forth on Section 4.16(g) of the Devon Disclosure Letter, each Midstream Group Entity is currently, and has been since its respective formation, a partnership or an entity disregarded as separate from its owner for United States federal income tax purposes and none of the Midstream Group Entities has elected to be treated as a corporation for federal Tax purposes.

(h)                                 There are no Liens on any of the assets of any Midstream Group Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(i)                                     Except as set forth on Section 4.16(i) of the Devon Disclosure Letter, none of the Midstream Group Entities has been a member of or is a successor to an entity that has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(j)                                    At least 90% of the gross income generated by the Midstream Business as of the Closing Date is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

4.17                        Employee Benefits; Employment and Labor Matters.

(a)                                 Section 4.17(a) of the Devon Disclosure Letter contains a list of each of the following that any Midstream Group Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date with respect to items listed in Section 4.17(a)(i) and within three (3) years prior to the Closing Date with respect to items listed in Section 4.17(a)(ii):

(i)                                     any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA), (A) which is material and pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Midstream Group Entity or (B) which is subject to Title IV of ERISA; or

(ii)                                  any material personnel policy, equity-based plan (including, but not limited to, stock option plans, stock purchase plans, stock appreciation rights and phantom stock plans), bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan or arrangements, change in control policies or agreements, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 4.17(a)(i) pursuant to which compensation or other benefits are provided to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of any Midstream Group Entity.

(b)                                 True, correct and complete copies of the current version of each item described in Section 4.17(a)(i) or Section 4.17(a)(ii), and, if applicable, the current summary plan description, the most recent determination letter, the most recent actuarial report, the current insurance or group annuity contracts and each other funding or financing arrangement relating to any such item, as well as in every case all amendments, modifications or supplements thereto, have been made reasonably available to Crosstex.

(c)                                  All items described under Section 4.17(a)(i) or Section 4.17(a)(ii) that any Midstream Group Entity or any ERISA Affiliate thereof, sponsors, maintains or contributes to, or has sponsored, maintained or contributed to within six (6) years prior to the Closing Date, shall be referred to as the “Midstream Group Benefit Plans”.  Except for matters that would not reasonably be expected to have a Midstream Group Material Adverse Effect:

(i)                                     each Midstream Group Benefit Plan has been administered in compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements;

(ii)                                  there do not now exist, nor do any circumstances exist that could result in, any liabilities under or arising with respect to (A) Title IV of ERISA, (B) Section 302 of ERISA, or (C)  Sections 412 and 4971 of the Code; and

(iii)                               as to any Midstream Group Benefit Plan intended to be qualified under Section 401 of the Code, such Midstream Group Benefit Plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of Devon, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Midstream Group Benefit Plan.

(d)                                 Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect, the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement will not result in a nondeductible expense of Devon or any of its Affiliates with respect to any Midstream Group Employee or other similar Midstream Group service provider under Section 280G of the Code.  Further, no gross-up tax payment shall be owed or made by Devon or any of its Affiliates with respect to any tax payment due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement or any other Transaction Agreement.

(e)                                  Except as set forth on Section 4.17(e) of the Devon Disclosure Letter, neither the execution and delivery of this Agreement or any other Transaction Agreement to which Devon or any of its Affiliates is a party nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director, employee or consultant of any Midstream Group Entity or Affiliate thereof; (ii) materially increase any benefits otherwise payable by any Midstream Group Entity or Affiliate thereof; or (iii) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Midstream Group Benefit Plan.

(f)                                   Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect, each of the Midstream Group Entities (i) is in compliance in all material respects with all applicable Laws regarding labor and employment, including, but not limited to, all Laws relating to employment discrimination, labor relations, payment of wages and overtime, leaves of absence, employment tax and social security, classification of employees and independent contractors, occupational health and safety, and immigration; (ii) has not, any time within the six (6) months preceding the Execution Date, had any “plant closing” or “mass layoff” (as defined by the WARN Act) or other terminations of employees which would create any obligations upon or liabilities for any Midstream Group Entity under the WARN Act or similar state and local laws; (iii) is not subject to any material disputes pending, or, to the Knowledge of Devon, threatened, by any of its prospective, current, or former employees, independent contractors or Governmental Entity relating to the engagement of employees or independent contractors by any of the Midstream Group Entities or related to any Midstream Group Benefit Plan (except for routine undisputed claims for benefits); (iv) is not subject to any material judgment, order or decree with or relating to any present or former employee, independent contractor or any Governmental Entity relating to claims of discrimination, wage or hour practices, or other claims in respect to employment or labor practices and policies; (v) is not required to comply with Executive Order 11246, as amended, Section 503 of the Rehabilitation Act of 1973, as amended, or the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and (vi) is not required to maintain any affirmative action plans.

(g)                                  Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect: (i) none of the Midstream Group Entities is a party to or bound by or negotiating any collective bargaining agreement or other agreement with any labor union, nor has any of them experienced any strike, slowdown, work stoppage, boycott, picketing, lockout, or material grievance, claim of unfair labor practices, or other collective bargaining or labor dispute within the past two years and (ii) to the Knowledge of Devon, there are no current union representation questions or petitions or organizing campaigns involving employees of any of the Midstream Group Entities.

4.18                        Regulatory Matters.  No Midstream Group Entity is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005.  All natural gas pipeline systems and related facilities constituting the Midstream Business are “gathering facilities” or “intrastate pipelines” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended. None of the Midstream Group Entities is a “natural gas company” under the Natural Gas Act of 1938, as amended.  No Midstream Group Entity has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977.  None of the “intrastate pipelines” that are part of the Midstream Business provide transportation services pursuant to Section 311 of the Natural Gas Policy Act of 1978.

4.19                        Insurance.  Except as would not reasonably be expected to have a Midstream Group Material Adverse Effect and following the Devon Reorganization Transactions, (a) each insurance policy under which any Midstream Group Entity is an insured or otherwise the principal beneficiary of coverage related to the Midstream Business (collectively, the “Midstream Group Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and such Midstream Group Entity is in compliance with the terms and conditions of such Midstream Group Insurance Policy; (b) no Midstream Group Entity is in breach or default under any Midstream Group Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach of default, or permit termination or modification, under any Midstream Group Insurance Policy.

4.20                        Ownership of Crosstex Common Stock.  As of the Execution Date, neither Devon nor any of its Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act) any of the outstanding shares of Crosstex Common Stock.  No Devon Party nor any of their respective “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is an “interested stockholder” (as defined in Section 203 of the DGCL) of Crosstex.

4.21                        Brokers’ Fee.  Except for the fee payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated which shall be paid by Devon, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Devon Party.

4.22                        Information Supplied.  None of the information supplied or to be supplied by the Devon Parties for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Crosstex Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.

4.23                        Matters Relating to Acquisition of the Devon Merger Consideration.  Devon Gas Services has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of their investment in the Devon Merger Consideration and is capable of bearing the economic risk of such investment.  Devon Gas Services is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act.  Devon Gas Services is acquiring the Devon Merger Consideration for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Devon Merger Consideration in violation of applicable state and federal securities laws.  Devon Gas Services is not a party to any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Devon Merger Consideration. Devon Gas Services acknowledges and understands that (i) the acquisition of the Devon Merger Consideration has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) the New Public Rangers Class B Common Units comprising the Devon Merger Consideration will, upon their sale by Devon Gas Services, unless such sale is registered under the Securities Act, be characterized as “restricted securities” under state and federal securities laws.  Devon Gas Services agrees that the New Public Rangers Class B Common Units comprising the Devon Merger Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

4.24                        Investigation; No Other Representations or Warranties.  Each Devon Party has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party.  Devon Gas Services has had an opportunity to ask questions and receive answers from Crosstex regarding the terms and conditions of the offering of the Devon Merger Consideration and the business, properties, prospects, and financial condition of New Public Rangers.  The foregoing investigation, however, does not modify the representations and warranties of Crosstex in Article III.  Each of the Devon Parties acknowledges that such representations and warranties in this Agreement, the Crosstex Disclosure Letter or in the certificate referenced in Section 7.2(d) constitute the sole and exclusive representations and warranties of Crosstex to the Devon Parties in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.  Except for the representations and warranties contained in this Article IV, in the Devon Disclosure Letter or in the certificate referenced in Section 7.3(d), neither the Devon Parties nor any other Person makes any other express or implied representation or warranty, and Crosstex hereby disclaims reliance on any other representation or warranty, on behalf of or relating to the Devon Parties or any of their Affiliates, or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects.

ARTICLE V
CERTAIN PRE-CLOSING COVENANTS

5.1                               Conduct of Business of Crosstex.

(a)                                 Crosstex covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Crosstex Effective Time or the termination of this Agreement, except (1) as expressly required, permitted or contemplated by this Agreement or the Contribution Agreement, (2) as set forth in Section 5.1(a) of the Crosstex Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Crosstex or any of its Subsidiaries, or (4) to the extent Devon shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Crosstex shall, and shall cause each of its Subsidiaries to:

(i)                                     conduct its business in the ordinary course of business consistent with past practice;

(ii)                                  use reasonable best efforts to preserve intact its goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii)                             comply in all material respects with all applicable Laws relating to them; and

(iv)                              use reasonable best efforts to maintain in full force without interruption its insurance policies as of the Execution Date or comparable insurance coverage.

(b)                                 Without limiting the generality of Section 5.1, and except (1) as expressly required, permitted or contemplated by this Agreement or the Contribution Agreement, (2) as set forth in Section 5.1(b) of the Crosstex Disclosure Letter (including the Crosstex Project and Capital Expenditure Schedule), (3) as required under any Contract or any Crosstex Equity Plan filed as an exhibit to any Crosstex SEC Document or Crosstex MLP SEC Document, in each case, filed or furnished with the SEC prior to the Execution Date, or (4) any Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Crosstex or any of its Subsidiaries or to the extent Devon shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Crosstex Effective Time or the termination of this Agreement, Crosstex shall not, and shall not authorize or permit any of its Subsidiaries to:

(i)                                     make any material change or amendment to its Organizational Documents;

(ii)                                  purchase any securities or ownership interests of, or make any investment in any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person and (B) purchases and investments in addition to those contemplated by clause (A) not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(iii)                             make any capital expenditures, other than (A) capital expenditures in accordance with the Crosstex Project and Capital Expenditure Schedule, (B) capital expenditures related to projects other than those set forth on the Crosstex Project and Capital Expenditure Schedule not in excess of $10,000,000 individually or $50,000,000 in the aggregate, and (C) as required on an emergency basis or for the safety of individuals or the environment;

(iv)                              make any material change to its tax methods, principles or elections;

(v)                                 except as required pursuant to the Organizational Documents of the Crosstex Entities, declare or pay any dividends or other distribution in respect of any Equity Interests except (A) the declaration and payment of dividends or distributions from any direct or indirect wholly-owned Subsidiary of Crosstex; (B) regular quarterly dividends (and dividend equivalent rights) by Crosstex to its stockholders not to exceed the amount set forth in Section 5.1(b)(2)(v)(B) of the Crosstex Disclosure Letter; and (C) regular quarterly distributions (and distribution equivalent rights) of Available Cash (as defined in the Crosstex MLP Partnership Agreement) by Crosstex MLP to its limited partners not to exceed the amount set forth in Section 5.1(b)(2)(v)(C) of the Crosstex Disclosure Letter;

(vi)                              split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its Equity Interests, except for any such transaction by a direct or indirect wholly-owned Subsidiary of Crosstex that remains a direct or indirect wholly-owned Subsidiary of Crosstex or any of its Subsidiaries after consummation of such transaction;

(vii)                           repurchase, redeem or otherwise acquire any of its Equity Interests;

(viii)                        except as required pursuant to the Organizational Documents of the Crosstex Entities, issue, deliver, sell, pledge or dispose of, or authorize the issuance,

delivery, sale, pledge or disposition of, any (A) Equity Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of Crosstex of Equity Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of Crosstex;

(ix)                              purchase or sell assets (including any general partner or limited partner interest or any other Equity Interests in any other Person), other than purchases or sales of inventory in the ordinary course by Crosstex or any of its Subsidiaries with a value not exceeding $10,000,000 individually or $50,000,000 in the aggregate;

(x)                                 create, incur, guarantee or assume any Indebtedness other than Indebtedness (A) of less than $10,000,000 in the aggregate or (B) under the Crosstex MLP Credit Agreement, the Crosstex Capital Credit Agreement or the Senior Notes;

(xi)                              (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $10,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Crosstex Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory Proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the business of Crosstex and its Subsidiaries, taken as a whole;

(xii)                           merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xiii)                       take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv)                       change or modify any accounting policies, except as required by GAAP or applicable Law;

(xv)                          hire or engage any individual, or approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual, whose base salary exceeds $250,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans other than in the ordinary course of business; provided, however, that any such actions that, as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise, would (A) result in any payment (including severance, unemployment compensation, parachute, bonus or otherwise) becoming due to any officer, director, employee or consultant of any Crosstex Entity or Affiliate thereof; (B) materially increase any benefits otherwise payable by any Crosstex Entity or Affiliate thereof; or (C) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any Crosstex Benefit Plan, shall not be deemed to be in the ordinary course of business;

(xvi)                       recognize any union or establish, negotiate or become obligated under any collective bargaining agreement or other contract with any labor union;

(xvii)                    terminate the employment or service relationship of any employee or independent contractor, other than where such termination is in the ordinary course of business consistent with past practice;

(xviii)                 (A) materially modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Crosstex Material Contract; (B) enter into a contract after the Execution Date that would be a Crosstex Material Contract if entered into prior to the Execution Date; or (C) waive any material default by, or release, settle or compromise any material claim against, any other party thereto; or

(xix)                       agree or commit to take any of the actions described above.

5.2                               Conduct of the Midstream Business.

(a)                                 Devon covenants and agrees as to itself and its Subsidiaries that, from the Execution Date and continuing until the earlier of the Devon Effective Time or the termination of this Agreement, except (1) as expressly required, permitted or contemplated by this Agreement or the Contribution Agreement, (2) as set forth in Section 5.2(a) of the Devon Disclosure Letter, (3) as required by Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Devon or any of its Subsidiaries, or (4) to the extent Crosstex shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Devon shall, and shall cause each Midstream Group Entity to:

(i)                                     conduct the Midstream Business in the ordinary course of business consistent with past practice;

(ii)                                  use reasonable best efforts to preserve intact the goodwill and relationships with customers, suppliers and others having business dealings with the Midstream Business with respect thereto;

(iii)                             comply in all material respects with all applicable Laws relating to the Midstream Business or any Midstream Group Entity; and

(iv)                              use reasonable best efforts to maintain in full force without interruption the present insurance policies or comparable insurance coverage of the Midstream Group Entities.

(b)                                 Without limiting the generality of Section 5.2, and except (1) as expressly required, permitted or contemplated by this Agreement or the Contribution Agreement, (2) as set forth in Section 5.2(b) of the Devon Disclosure Letter (including the Midstream Business Project and Capital Expenditure Schedule), (3) as required under any Contract or Devon benefit plan filed as an exhibit to any Devon SEC Document filed or furnished with the SEC prior to the

Execution Date, (4) as required by any Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Devon or any of the Midstream Group Entities or (5) to the extent Crosstex shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), from the Execution Date and continuing until the earlier of the Devon Effective Time or the termination of this Agreement, Devon shall not authorize or permit any Midstream Group Entity to:

(i)                                     make any material change or amendment to the Organizational Documents of any Midstream Group Entity;

(ii)                                  purchase any securities or ownership interests of, or make any investment in any Person, other than (A) ordinary course overnight investments consistent with the cash management policies of such Person and (B) purchases and investments in addition to those contemplated by clause (A) not in excess of $50,000,000 in the aggregate;

(iii)                              make any capital expenditures other than (A) capital expenditures in accordance with the Midstream Project and Capital Expenditure Schedule, (B) capital expenditures related to projects other than those set forth on the Midstream Project and Capital Expenditure Schedule not in excess of $10,000,000 individually or $50,000,000 in the aggregate, and (C) as required on an emergency basis or for the safety of individuals or the environment;

(iv)                              make any material change to its tax methods, principles or elections;

(v)                                 except as required pursuant to the Organizational Documents of the Midstream Group Entities, declare or pay any dividends or other distribution in respect of any of its Equity Interests except the declaration and payment of cash dividends or distributions from any direct or indirect wholly-owned Subsidiary of Devon;

(vi)                              split, combine or reclassify any of its capital stock or other equity securities or partnership units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its Equity Interests, except for any such transaction by a direct or indirect wholly-owned Subsidiary of Devon that remains a direct or indirect wholly-owned Subsidiary of a Midstream Group Entity after consummation of such transaction;

(vii)                           repurchase, redeem or otherwise acquire any of its Equity Interests;

(viii)                       except as required pursuant to the Organizational Documents of the Midstream Group Entities, issue, deliver, sell, pledge or dispose of, or authorize the issuance, delivery, sale, pledge or disposition of, any (A) Equity Interests, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities, other than issuances by a direct or indirect wholly-owned Subsidiary of Devon of Equity Interests to such Person’s parent or any other direct or indirect wholly-owned Subsidiary of Devon;

(ix)                              purchase or sell assets (including any general partner or limited partner interest or any other Equity Interests in any other Person), other than purchases or sales of inventory in the ordinary course by any of the Midstream Group Entities with a value not exceeding $10,000,000 individually or $50,000,000 in the aggregate;

(x)                                 create, incur, guarantee or assume any Indebtedness other than Indebtedness of less than $10,000,000 in the aggregate;

(xi)                              (A) settle any claims, demands, lawsuits or state or federal regulatory Proceedings for damages to the extent such settlements assess damages in excess of $10,000,000 in the aggregate (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Midstream Business Financial Statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to materially impair the Midstream Business;

(xii)                           merge with or into, or consolidate with, any other Person or acquire all or substantially all of the business or assets of any other Person;

(xiii)                      take any action with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up;

(xiv)                       change or modify any accounting policies, except as required by GAAP or applicable Law;

(xv)                          hire or engage any new individual, or approve or make material modifications of the salaries, bonuses or other compensation (including incentive compensation) payable to any individual, whose base salary exceeds $250,000 per annum or adopt or make any material amendment to any employee compensation, benefit or incentive plans other than in the ordinary course of business or to effect or permit the transfer of any employee as contemplated by the Contribution Agreement;

(xvi)                       recognize any union or establish, negotiate or become obligated under any collective bargaining agreement or other contract with any labor union;

(xvii)                    terminate the employment or service relationship of any employee or independent contractor, other than where such termination is in the ordinary course of business consistent with past practice;

(xviii)                 (A) materially modify, make any material amendment to or voluntarily terminate, prior to the expiration date thereof, any Midstream Group Material Contract; (B) enter into a contract after the Execution Date that would be a Midstream Group Material Contract if entered into prior to the Execution Date; or (C) waive any material default by, or release, settle or compromise any material claim against, any other party thereto; or

(xix)                       agree or commit to take any of the actions described above.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                               Preparation of Proxy Statement and Registration Statement.

(a)                                 Promptly following the Execution Date, Devon and Crosstex shall cooperate in preparing, and shall cause to be filed with the SEC as promptly as practicable and, in any event, within twenty (20) Business Days of the Execution Date, (i) a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in order to seek the Crosstex Stockholder Approval and (ii) a registration statement on Form S-4 to register the issuance of the New Public Rangers Common Units to be issued pursuant to the Crosstex Merger (together with all amendments thereto, the “Registration Statement”), and in which the Proxy Statement will be included as a prospectus. Devon and Crosstex will cause the Registration Statement and the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Devon and Crosstex will use its reasonable best efforts to have the Registration Statement become effective and the Proxy Statement cleared by the SEC as promptly as is practicable after filing and keep the Registration Statement effective for so long as necessary to consummate the Crosstex Merger, and Crosstex shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Crosstex Common Stock as promptly as practicable and, in any event, within five (5) Business Days after the Registration Statement shall have become effective and the Proxy Statement shall have been cleared by the SEC. Devon and Crosstex shall also take any action required to be taken and make any necessary filings under the Securities Act, the Exchange Act or any applicable state securities Laws in connection with the Mergers, this Agreement or the issuance of New Public Rangers Common Units and New Public Rangers Class B Units in the Mergers. No amendment or supplement to the Registration Statement or the Proxy Statement shall be filed without the approval of Devon and Crosstex, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that, with respect to documents filed by a party that are incorporated by reference in the Registration Statement or in the Proxy Statement, this right of approval shall apply only with respect to information relating to the other party and its Affiliates, their business, financial condition or results of operations or the transactions contemplated hereby; provided, further, that following a determination by the Crosstex Board to make a Crosstex Recommendation Change in accordance with Section 6.4(f), Crosstex may file an amendment or supplement to the Proxy Statement (and the related prospectus) or otherwise publicly disclose such Crosstex Recommendation Change and disseminate such information to the stockholders of Crosstex, in each case, without the consent of Devon (provided, however, that Crosstex will provide Devon a reasonable opportunity to review such amendment, supplement or public disclosure prior to filing or dissemination) in order to (i) effect a Crosstex Recommendation Change, (ii) describe the reasons for such Crosstex Recommendation Change and (iii) disclose any additional information reasonably related to the Crosstex Recommendation Change; provided, further that, in the case of clauses (ii) and (iii), if making any such disclosure would constitute a breach of the Confidentiality Agreement, Crosstex shall only be permitted to make such disclosure to the extent the Crosstex Board determines, after consultation with its outside legal advisor, that the failure to make such disclosure would result in a violation of any applicable federal securities Laws.

(b)                                 Devon and Crosstex each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Crosstex Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading.

(c)                                  If at any time prior to the Devon Effective Time, any party discovers any information relating to Devon or Crosstex, or any of their respective Affiliates, directors or officers that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading, the party that discovers such information shall promptly notify the other party and the parties will promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such information to the stockholders of Crosstex.

(d)                                 The parties shall notify each other promptly of the receipt of any correspondence, communications or comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with (i) copies of all correspondence and a description of all material oral discussions between it or any of its respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Crosstex Merger and (ii) copies of all orders of the SEC relating to the Proxy Statement or the Registration Statement.

6.2                               Stockholders Meeting; Recommendations.  Crosstex shall take, in accordance with the DGCL and the Organizational Documents of Crosstex, all actions reasonably necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Crosstex Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective and the Proxy Statement is cleared by the SEC for the purpose of securing the Crosstex Stockholder Approval and, in any event (subject to the last sentence of this Section 6.2), within thirty (30) days of the date the Proxy Statement is mailed to the holders of Crosstex Common Stock, unless otherwise agreed by the parties; provided, however, that Crosstex shall have no obligation to hold the Crosstex Stockholder Meeting prior to sixty (60) days after the Execution Date. The Proxy Statement shall (i) state that the Crosstex Board has (x) approved this Agreement and the transactions contemplated hereby; and (y) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of Crosstex and its stockholders; (ii) include the recommendation of the Crosstex Board that the holders of Crosstex Common Stock vote to adopt this Agreement (such recommendation described in clause (ii), the “Crosstex Recommendation”) (except in the case of subclause (i)(y) and clause (ii) to the extent that Crosstex effects a Crosstex Recommendation Change in accordance with Section 6.4); and (iii) subject to the consent of the Crosstex Financial Advisors, include the written opinions of the Crosstex Financial Advisors, that, as of the Execution Date and based upon and subject to the assumptions, qualifications and limitations set forth in such opinion, the Crosstex Merger Consideration to be received by the holders (other than New Acacia and any direct or indirect subsidiary of New Acacia) of Crosstex Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. Unless Crosstex effects a Crosstex Recommendation Change in accordance with Section 6.4, Crosstex shall use its reasonable best efforts to solicit from stockholders of Crosstex votes in favor of the Crosstex Stockholder Approval; provided, however, that if the Crosstex Board effects a Crosstex Recommendation Change in accordance with Section 6.4, Crosstex may cease to use such efforts. The Crosstex Board shall not effect a Crosstex Recommendation Change except pursuant to and solely as permitted by Section 6.4. Notwithstanding any Crosstex Recommendation Change, unless this Agreement has been terminated in accordance with the terms hereof, (x) this Agreement shall be submitted to the stockholders of Crosstex at the Crosstex Stockholder Meeting and nothing contained herein shall be deemed to relieve Crosstex of such obligation and (y) Crosstex shall not submit to the vote of its stockholders any Acquisition Proposal other than the Mergers.  Notwithstanding anything to the contrary contained in this Agreement, Crosstex may adjourn or postpone the meeting of Crosstex’ stockholders to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Crosstex’ stockholders to provide any disclosure required by applicable Law to be provided to Crosstex’ stockholders, or, if as of the time for which the meeting of Crosstex’ stockholders is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Crosstex Common Stock represented (either in person or by proxy) to (A) constitute a quorum necessary to conduct business at such meeting or (B) to approve the Crosstex Merger; provided, however, that, unless otherwise agreed to by the parties, no adjournment may be to a date on or after three (3) Business Days prior to the End Date.

6.3                               Access to Information; Confidentiality.

(a)                                 Subject to Section 6.3(b) and applicable Law, Crosstex will provide and will cause Crosstex’ Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to provide Devon and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, customers, suppliers, properties, books and records of Crosstex and its Subsidiaries (so long as such access does not unreasonably interfere with the operations of Crosstex) as Devon may reasonably request. Subject to applicable Law, Devon will provide and will cause Devon’s Subsidiaries and its and their respective Representatives to provide Crosstex and its authorized Representatives, during normal business hours and upon reasonable advance notice, such reasonable access to the offices, employees, properties, books and records of the Midstream Group Entities (so long as such access does not unreasonably interfere with the operations of Devon or the Midstream Group Entities) as Crosstex may reasonably request.  No party shall have access to personnel records of the other party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in such other party’s good faith opinion the disclosure of which could subject such other party or any of its Subsidiaries to risk of liability.  No party shall be permitted to conduct any sampling or analysis of any environmental media (including any soils, sediments, groundwater, surface water or atmosphere) or building materials at any facility of the other party or its Subsidiaries without the prior written consent of the other party, which may be granted or withheld in such other party’s sole discretion.

(b)                                 With respect to any information disclosed pursuant to this Section 6.3, each of Devon and Crosstex shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the confidentiality agreement, dated July 19, 2013, previously executed by Devon, Crosstex and Crosstex MLP (the “Confidentiality Agreement”). No party shall be required to provide access to or disclose any information where such access or disclosure would jeopardize any attorney-client privilege of such party or any Subsidiary of such party or contravene any Contract or Law (it being agreed that the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

6.4                               No Solicitation.

(a)

(i)                                     Crosstex shall, and shall cause each of its Subsidiaries and its and their respective directors and officers, and shall use reasonable best efforts to cause its and their Representatives to, (A) immediately cease and terminate any solicitation, knowing encouragement or knowing facilitation, discussions, negotiations or other similar activities with any Persons other than Devon and its Affiliates and its and their Representatives that may be ongoing with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal; and (B) immediately revoke or withdraw access of any Person other than Devon and its Affiliates and its and their Representatives to any data room (virtual or actual) containing any non-public information with respect to Crosstex or its Subsidiaries previously furnished in connection with any activities described in clause (A).

(ii)                                  Devon shall, and shall cause each of its Subsidiaries and its and their respective directors and officers, and shall use reasonable best efforts to cause its and their Representatives to, (A) immediately cease and terminate any solicitation, knowing encouragement or knowing facilitation, discussions, negotiations or other similar activities with any Persons other than Crosstex and its Affiliates and its and their Representatives that may be ongoing with respect to, or that may reasonably be expected to lead to, a Midstream Acquisition Proposal; and (B) immediately revoke or withdraw access of any Person other than Crosstex and its Affiliates and its and their Representatives to any data room (virtual or actual) containing any non-public information with respect to the Midstream Business previously furnished in connection with any activities described in clause (A) with respect to the Midstream Business; provided, however, that in no event will Devon be required to withdraw the Midstream Registration Statement.

(b)

(i)                                     Crosstex shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) conduct or engage in any discussions or negotiations with, disclose any information or data relating to Crosstex or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of Crosstex or any of its Subsidiaries to, or knowingly take any other action to assist, facilitate or cooperate with any effort by any third party with respect to, or that is seeking to make or has made, any Acquisition Proposal, or (C) enter into any agreement, including any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in circumstances contemplated in Section 6.4(c)).

(ii)                                  Devon shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly (A) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Midstream Acquisition Proposal, (B) conduct or engage in any discussions or negotiations with, disclose any information or data relating to the Midstream Business to, or afford access to the business, properties, assets, books or records of the Midstream Business to, or knowingly take any other action to assist, facilitate or cooperate with any effort by any third party with respect to, or that is seeking to make or has made, any Midstream Acquisition Proposal, or (C) enter into any agreement, including any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Midstream Acquisition Proposal.

(c)                                  Notwithstanding anything in this Agreement to the contrary, Crosstex and its Subsidiaries and its and their Representatives may take the actions described in Section 6.4(b)(i)(B) with respect to a third party prior to, but not after, the receipt of the Crosstex Stockholder Approval, if (i) Crosstex (A) has not materially breached this Section 6.4, and (B) receives after the Execution Date a bona fide, written Acquisition Proposal from such third party that did not result from any breach of this Section 6.4 and (ii) before taking any such actions, the Crosstex Board (or the Special Committee thereof) determines in good faith, after consultation with its financial advisor and outside legal counsel, that (A) failure to take such action would be inconsistent with the fiduciary duties of Crosstex’ directors under applicable Law and (B) such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to lead to a Superior Proposal; provided; however, that (1) Crosstex shall not deliver any information or data to such third party or afford such third party any access prior to entering into an Acceptable Confidentiality Agreement with such third party and (2) Crosstex shall, as promptly as practicable (and in any event within twenty-four (24) hours), provide to Devon a copy of such executed Acceptable Confidentiality Agreement. Crosstex agrees that it shall substantially concurrently with delivery to any third party provide to Devon any information concerning Crosstex or its Subsidiaries that is provided to any third party in connection with any Acquisition Proposal which information was not previously provided to Devon.

(d)

(i)                                     Crosstex shall, as promptly as practicable (and in any event within twenty-four (24) hours after receipt), advise Devon orally and in writing of any Acquisition Proposal received by Crosstex, any of its Subsidiaries or any of its or their Representatives from any Person, or any inquiry, discussions or negotiations with respect to or that is related to any Acquisition Proposal or by any party under circumstances reasonably expected to be related to the evaluation or making of any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Crosstex shall, as promptly as practicable (and in any event within twenty-four (24) hours after receipt), provide to Devon copies of any written materials received in connection with any of the foregoing, and the identity of the Person making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place.  Crosstex shall keep Devon reasonably informed of any material developments regarding the material terms and conditions of any Acquisition Proposal on a reasonably current basis (and in any event within twenty-four (24) hours). Crosstex agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the Execution Date that prohibits Crosstex from providing any information to Devon in accordance with this Section 6.4.

(ii)                                  Devon shall, as promptly as practicable (and in any event within twenty-four (24) hours after receipt), advise Crosstex orally and in writing of any Midstream Acquisition Proposal received by Devon, any of its Subsidiaries or any of its or their Representatives from any Person, or any inquiry, request for information, discussions or negotiations with respect to or that is related to any Midstream Acquisition Proposal or by any party under circumstances reasonably expected to be related to the evaluation or making of any Midstream Acquisition Proposal, and the material terms and conditions of such request, Midstream Acquisition Proposal, inquiry, discussions or negotiations and Crosstex shall, as promptly as practicable (and in any event within twenty-four (24) hours after receipt), provide to Crosstex copies of any written materials received in connection with any of the foregoing and the identity of the Person making such a request, Midstream Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place.  Devon shall keep Crosstex reasonably informed of any material developments, discussions or negotiations regarding the material terms and conditions of any Midstream Acquisition Proposal on a reasonably current basis (and in any event within twenty-four (24) hours). Devon agrees that it and its Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the Execution Date that prohibits Devon from providing any information to Crosstex in accordance with this Section 6.4.

(e)                                  Neither the Crosstex Board nor any committee thereof will (i) fail to make, change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify the Crosstex Recommendation; (ii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Crosstex Common Stock within ten (10) Business Days after commencement of any such offer; (iii) adopt, approve or recommend, or publicly propose to approve or recommend an Acquisition Proposal; (iv) make any public statement that is materially inconsistent with the Crosstex Recommendation; or (v) publicly resolve or agree (whether or not publicly) to take any of the actions described in subclauses (i) through (v) above (actions described in subclauses (i) through (v) being referred to as a “Crosstex Recommendation Change”).

(f)                                   Notwithstanding anything in this Agreement to the contrary, prior to, but not after, receipt of the Crosstex Stockholder Approval, the Crosstex Board (or the Special Committee thereof) may (A) make a Crosstex Recommendation Change in respect of an Acquisition Proposal or terminate this Agreement in accordance with Section 8.1(g) in order to enter into a definitive written agreement with respect to a Superior Proposal, in each case, if, prior to taking such action, the Crosstex Board (or the Special Committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a Crosstex Recommendation Change or terminate this Agreement in accordance with Section 8.1(g) would be inconsistent with the fiduciary duties of the directors of Crosstex under applicable Law, or (B) make a Crosstex Recommendation Change if, prior to taking such action, the Crosstex Board (or the Special Committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that in response to an Intervening Event and in the absence of an Acquisition Proposal, failure to make a Crosstex Recommendation Change in response to such Intervening Event would be inconsistent with the fiduciary duties of the directors of Crosstex under applicable Law.  The Crosstex Board (or the Special Committee thereof) shall not make a Crosstex Recommendation Change pursuant to Section 6.4(f)(A) or terminate this Agreement in accordance with Section 8.1(g) unless prior to taking such action (i) Crosstex has given Devon at least three (3) Business Days prior written notice of its intention to make a Crosstex Recommendation Change or terminate this Agreement in accordance with Section 8.1(g) (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided to Devon a copy of any proposed transaction agreements related to such Superior Proposal, (ii) Crosstex has negotiated, and has caused its Representatives to negotiate, in good faith with Devon during such notice period to enable Devon to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (iii) following the end of such notice period, the Crosstex Board shall have considered in good faith any changes to this Agreement proposed in writing by Devon, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes, the third-party proposal remains a Superior Proposal and failure to make a Crosstex Recommendation Change or terminate this Agreement in accordance with Section 8.1(g), as applicable, in response to the Superior Proposal would be inconsistent with the fiduciary duties of the Crosstex directors under applicable Law, and (iv) Crosstex has complied in all material respects with its obligations under this Section 6.4.  Any amendment to the financial terms or other material terms of a Superior Proposal after delivery of a notice in respect of such Superior Proposal shall require delivery of another notice and shall commence a new notice period in respect of such Superior Proposal pursuant to this Section 6.4(f) except that, commencing with the third notice period hereunder with respect to a Superior Proposal made by a particular Person, the notice period shall be one (1) Business Day (rather than the three (3) Business Days contemplated by clause (i) above).  The Crosstex Board shall not make a Crosstex Recommendation Change pursuant to Section 6.4(f)(B) unless prior to taking such action, (w) Crosstex has given Devon at least three (3) Business Days prior written notice of its intention to make a Crosstex Recommendation Change (which notice shall provide a detailed description of the Intervening Event), (x) Crosstex has negotiated, and has caused its Representatives to negotiate, in good faith with Devon during such notice period to enable Devon to revise the terms of this Agreement in such a manner or take other actions that would obviate the need for taking such action as a result of such Intervening Event, (y) following the end of such notice period, the Crosstex Board shall have considered in good faith any changes to this Agreement or other actions proposed in writing by Devon, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that notwithstanding such proposed changes or other actions, failure to make a Crosstex Recommendation Change in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law, and (z) Crosstex has complied in all material respects with its obligations under this Section 6.4.  No Crosstex Recommendation Change shall change the approval of this Agreement for purposes of Section 251 of the DGCL, and no Crosstex Recommendation Change shall have the effect of causing any state (including Delaware) corporate Takeover Law or other similar statute to be applicable to the transactions contemplated by this Agreement (including the Mergers).

(g)                                  Nothing in this Agreement shall prohibit the Crosstex Board or Devon from complying with its disclosure obligations under U.S. federal or state Law, including (i) taking and disclosing to Crosstex stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any “stop-look-and-listen” communication to the Crosstex stockholders or Devon stockholders, as applicable, pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that in no event shall any such requirement affect, eliminate or modify the obligations of Crosstex or Devon, as applicable, under, or the effect of any such actions under, this Section 6.4; and provided, further, that any such disclosure made by the Crosstex Board will be deemed to be a Crosstex Recommendation Change unless the Crosstex Board publicly reaffirms the Crosstex Recommendation in such statement or in connection with such action.

(h)                                 Crosstex shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of Crosstex’ obligations under this Section 6.4. Without limiting the generality of the foregoing, Crosstex acknowledges and agrees that any violation of the restrictions set forth in this Section 6.4 by any Representative of Crosstex or its Subsidiaries shall be deemed to be a breach of this Section 6.4 by Crosstex.

(i)                                     Definitions of Acquisition Proposal, Intervening Event; Midstream Acquisition Proposal and Superior Proposal.  For purposes of this Agreement:

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) from any third party involving: (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Crosstex or any of its Subsidiaries whose assets, taken together, constitute fifteen percent (15%) or more of Crosstex’ consolidated assets, (b) any purchase (including any lease, long term supply agreement, mortgage, pledge or other arrangement having similar economic effect), directly or indirectly, in any manner of any business or assets (including equity securities or other interest in one or more Subsidiaries) that constitute fifteen percent (15%) or more of the consolidated assets of Crosstex or that generate fifteen percent (15%) or more of Crosstex’ consolidated revenues or net income, or (c) the acquisition, directly or indirectly, of beneficial ownership or control of any securities of Crosstex after which any person or group would own securities representing fifteen percent (15%) or more of the total voting power of any class of Crosstex’ securities (or that are exchangeable for or convertible into voting securities having such voting power).

“Intervening Event” means a material Event that did not exist or was not known to the Crosstex Board or the Special Committee thereof on the Execution Date (or if known, the consequences of which were not known or reasonably foreseeable by the Crosstex Board or the Special Committee thereof as of the Execution Date), which Event, or any material consequences thereof,  becomes known to the Crosstex Board or the Special Committee thereof prior to receipt of the Crosstex Stockholder Approval; provided; however, that in no event shall the receipt, existence, potential for or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Midstream Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement) from any third party involving: (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving any Devon Midstream Entity whose assets, taken together, constitute fifteen percent (15%) or more of the consolidated assets of the Devon Midstream Entities, (b) any purchase (including any lease, long term supply agreement, mortgage, pledge or other arrangement having similar economic effect), directly or indirectly, in any manner of any business or assets (including equity securities or other interest in one or more Subsidiaries) that constitute fifteen percent (15%) or more of the consolidated assets of the Devon Midstream Entities or that generate fifteen percent (15%) or more of the consolidated revenues or net income of the Devon Midstream Entities, or (c) the acquisition, directly or indirectly, of beneficial ownership or control of any securities of any Devon Midstream Entity after which any person or group would own securities representing fifteen percent (15%) or more of the total voting power of any class of securities of any Devon Midstream Entity (or that are exchangeable for or convertible into voting securities having such voting power).  For purpose of this definition, “Devon Midstream Entity” means any Person that is or, upon consummation of the Devon Reorganization Transactions, will become, a Midstream Group Entity; provided, however, that a Midstream Acquisition Proposal shall not include any offer, proposal, inquiry, or indication of interest relating to any transaction described in clauses (a), (b) or (c) above on terms which do not materially interfere with the consummation of the transactions contemplated by this Agreement and the Contribution Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal, on its most recently amended or modified terms, if amended or modified (except that references in the definition of “Acquisition Proposal” to “15%” shall be replaced with 50%) made by a third party, that the Crosstex Board (or the Special Committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) (i) would be, if consummated, more favorable to Crosstex’ stockholders from a financial point of view than the Mergers (taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Devon in response to such offer or otherwise) and relevant legal, financial and regulatory aspects of the proposal and the conditions for completion of such proposal; and (ii) is reasonably likely to be consummated, taking into account the financial, legal, regulatory and other aspects of such proposal.

6.5                               Efforts to Consummate; Notification.

(a)                                 Subject to the terms and conditions of this Agreement, each of Devon and Crosstex will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Mergers and the other transactions contemplated by this Agreement including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations (including the expiration or termination of any waiting periods) from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and take all steps as may be necessary to avoid, or to have terminated, if begun, any Proceeding by any Governmental Entity, (iii) obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties, (iv) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to avoid the entry of, or to have reversed, terminated, lifted or vacated, any stay, temporary restraining order or other injunctive relief or order entered by any Governmental Entity that could prevent or delay the Mergers or the consummation of the transactions contemplated hereby and (v) execute and deliver additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, Crosstex agrees not to extend any waiting period under HSR Act or enter into any agreement with any Governmental Entity not to consummate the transaction contemplated by this Agreement, except with the prior written consent of Devon.

(b)                                 In furtherance and not in limitation of the foregoing, Devon and Crosstex shall (i) make or cause to be made the registrations, declarations and filings required of such party under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the Execution Date and in no event later than fifteen (15) Business Days after the Execution Date, (ii) furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (iii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the U.S. Department of Justice (the “DOJ”), the Federal Trade Commission (“FTC”) or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions, (iv) promptly notify the other party of any material communication between that party and the FTC, the DOJ, or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (including any communication relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders or authorizations (including the expiration or termination of any waiting periods), or any agreement regarding the timing of consummation of the Mergers), (v) subject to applicable Law, discuss with and permit the other party (and its counsel) to review in advance, and consider in good faith the other party’s reasonable comments in connection with, any proposed filing or communication to the FTC, the DOJ, or any other Governmental Entity or, in connection with any proceeding by a private party to any other Person, relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with the Mergers or the other transactions contemplated by this Agreement, (vi) not initiate or participate or agree to participate in any substantive meeting, telephone call or discussion (including any meeting, telephone call or discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, Permits, orders or authorizations (including the expiration or termination of any waiting periods), and any agreement regarding the timing of consummation of the Mergers) with the FTC, the DOJ or any other Governmental Entity in respect of any filings, investigation or inquiry relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law in connection with this Agreement or the Mergers unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (vii) furnish the other party promptly with copies of all correspondence, filings and communications relating to any Regulatory Law or any investigation or other Proceeding pursuant to any Regulatory Law between them and their Affiliates and their respective Representatives on the one hand, and the FTC, the DOJ or any other Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Mergers, and (viii) act in good faith and reasonably cooperate with the other party in connection with any such registrations, declarations and filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Regulatory Law with respect to any such registration, declaration and filing or any such transaction; provided, however, that in the event of any disagreement concerning any such filing, submission, investigation, Proceeding, communication or meeting, the determination of Devon shall be final and conclusive; provided, further, that nothing in this Agreement shall prevent a party from responding to or complying with a subpoena or other legal process required by Law or submitting documents or factual information in response therefor.  Devon and Crosstex may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Devon or Crosstex, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.5(b), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of Crosstex and its Subsidiaries or New Acacia and its Subsidiaries.

(c)                                  Devon shall have the right, but not the obligation, to agree to or take any action that would result in making or offering proposals, remedies, commitments or undertakings, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale, divestiture or other disposition or holding separate (through the establishment of trust or otherwise) of any business, assets, categories of assets, or products of Devon, Crosstex or their respective Subsidiaries or the holding separate of the capital stock or other Equity Interests of a Subsidiary of Crosstex or Devon, (ii) otherwise imposing or seeking to impose any limitation on Devon, Crosstex or any of their respective Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, assets, categories of assets, or products of Devon, Crosstex, New Public Rangers or any of their respective Subsidiaries or (iii) entering into, modifying or terminating any relationship, contract or arrangement between Devon, Crosstex, New Public Rangers or any of their respective Subsidiaries on the one hand and any third party on the other hand (any matter referenced in the foregoing clauses (i)—(iii) being a “Regulatory Divestiture”); provided, however that (A) the consummation of any such Regulatory Divestiture shall be contingent on the consummation of the Mergers, (B) Devon may not agree to or effect any Regulatory Divestiture that would be material to the Midstream Business and Crosstex, taken as a whole, without the prior written consent of Crosstex and (C) the net proceeds of any such Regulatory Divestiture with respect to the business, assets, categories of assets or products of the Midstream Business shall be contributed to the applicable Midstream Group Entity immediately prior to the Devon Effective Time.

6.6                               Certain Notices.  From and after the Execution Date until the earlier to occur of (a) the Closing Date and (b) the termination of this Agreement pursuant to Section 8.1, each of Devon and Crosstex shall promptly notify the other of (i) the occurrence, or non-occurrence, of any Event that would be likely to cause any condition to the obligations of either party to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Devon or Crosstex to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of either party to effect the Mergers and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not cure the inaccuracy of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice; provided, further, that the failure to comply with this Section 6.6 shall not result in the failure of any of the conditions to the Closing in Article VII to be satisfied, or give rise to any right to terminate this Agreement under Section 8.1, if the underlying Event would not in and of itself give rise to such failure or right.

6.7                               Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed upon by Devon and

Crosstex. Thereafter, except in connection with a Crosstex Recommendation Change in accordance with Section 6.4 (in which case Crosstex will, to the extent practicable, promptly inform Devon in advance of the substance and timing of the release or statement), Devon and Crosstex shall consult with and obtain the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed) before issuing any other press release or other public statements with respect to the Mergers or this Agreement, to the extent they have not been previously issued or disclosed and shall not issue any such other press release prior to such consultation, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. Notwithstanding the foregoing, the parties may respond to inquiries from securities analysts, and the news media and make such oral and written public statements, releases or announcements without complying with the preceding sentence if the substance of such statements, releases or announcements was in any prior press release or public statement made by a party in accordance with this Section 6.7; provided, however, that such responses shall be in compliance with applicable securities Laws.

6.8                               Indemnification of Directors and Officers.

(a)                                 From and after the Crosstex Effective Time, New Public Rangers shall indemnify and hold harmless (and advance funds in respect of each of the foregoing), in the same manner as provided by Crosstex or any Subsidiary of Crosstex immediately prior to the Execution Date, each present and former director, manager, officer and employee of Crosstex and its Subsidiaries and each person who served as a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if such service was at the request of Crosstex or any of its Subsidiaries (such persons, in all of their capacities, together with their respective heirs, executors or administrators, collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Indemnified Party is or was a director, manager, officer or employee of Crosstex or any of its Subsidiaries or a director, manager, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if such service was at the request of Crosstex or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Crosstex Effective Time (including with respect to acts or omissions by directors, managers or officers of Crosstex or its Subsidiaries in their capacities as such arising in connection with the transactions contemplated by this Agreement), and shall provide advancement of expenses to the Indemnified Parties, in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the Execution Date by Crosstex pursuant to Crosstex’ Organizational Documents and indemnification agreements, if any, or by any one of Crosstex’ Subsidiaries pursuant to such Subsidiary’s Organizational Documents and indemnification agreements of any Subsidiary of Crosstex, if any, in existence on the Execution Date.

(b)                                 For six (6) years after the Crosstex Effective Time, New Public Rangers shall maintain in effect for the benefit of the Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Crosstex that provides coverage for acts or omissions occurring prior to the Crosstex Effective Time (the “D&O Insurance”) covering each such person covered by the officers’ and directors’ liability insurance policy of Crosstex on terms with respect to coverage and in amounts no less favorable in the aggregate than those of Crosstex’ directors’ and officers’ insurance policy in effect on the Execution Date; provided, however, that New Public Rangers shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by Crosstex for such coverage; and provided, further, however, that if any annual premium for such insurance coverage exceeds 250% of such annual premium, New Public Rangers shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. New Public Rangers’ obligations under this Section 6.8(b) may be satisfied by New Public Rangers, or, with the approval (such approval not to be unreasonably withheld) of Devon, Crosstex, purchasing a “tail” policy from an insurer with substantially the same or better credit rating as the current carrier for Crosstex’ existing directors’ and officers’ insurance policy, which (i) has an effective term of six (6) years from the Crosstex Effective Time, (ii) covers each person covered by Crosstex’ directors’ and officers’ insurance policy in effect on the Execution Date or at the Crosstex Effective Time for actions and omissions occurring prior to the Crosstex Effective Time, and (iii) contains terms that are no less favorable in the aggregate than those of Crosstex’ directors’ and officers’ insurance policy in effect on the Execution Date. If such “tail” policy has been obtained by Crosstex prior to the Crosstex Effective Time, New Public Rangers shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by New Public Rangers.

(c)                                  The provisions of this Section 6.8 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise. New Public Rangers shall pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity obligations provided in this Section 6.8 unless it is ultimately determined that such Indemnified Party is not entitled to such indemnity.

(d)                                 If New Public Rangers, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of New Public Rangers honor the indemnification obligations set forth in this Section 6.8.

6.9                               Employee Benefits.

(a)                                 Post-closing Employment.  On the Closing Date, Devon shall, or shall cause its Affiliates to, make available for hiring by New Public Rangers or its Subsidiaries all employees (other than corporate general and administrative personnel) who dedicate their full employment services to the Midstream Businesses as well as such additional employees as shall be mutually agreed by Devon and Crosstex between the Execution Date and the Closing Date (each such employee a “Transferring Employee”) and Crosstex shall, or shall cause its Affiliates to, make offers of at-will employment within a reasonable time prior to the Closing Date to each such

Transferring Employee with such employment to be effective as of the Closing Date (to the extent such offers of employment are accepted); provided, however, that no individual who is collecting payments under any long-term disability plan or short-term disability plan of Devon or its Affiliates as of the Closing Date (a “Disability Employee”) shall be a “Transferring Employee”.  Each employment offer shall be for a position that has duties that are materially consistent with the current position held by such Transferring Employee immediately prior to the Closing Date and will be made on terms and conditions sufficient to avoid statutory, contractual, common law or other severance obligations.  In connection with the foregoing offers of employment, Crosstex shall grant equity awards in the amounts and to such Transferring Employees as shall be mutually determined by Devon and Crosstex prior to the Closing Date. Notwithstanding any provision herein to the contrary, Crosstex and its Affiliates shall have no obligation to hire any Disability Employee who does not return to bona fide service with Devon or an Affiliate thereof prior to the first anniversary of the Closing Date, unless otherwise required by applicable Law.  To the extent a Disability Employee returns to bona fide service with Devon or an Affiliate thereof prior to the first anniversary of the Closing Date, Devon or such Affiliate shall provide Crosstex with written notice thereof as soon as administratively practicable.  Upon receipt of such notice, Crosstex or an Affiliate thereof shall promptly engage in employment offer and hiring procedures similar to those set forth in this Section 6.9(a) with respect to such Disability Employee.

(b)                                 Employee Benefits.  Crosstex shall, or shall cause its Affiliates to, provide to each Transferring Employee (i) for a period of twelve (12) months after such Transferring Employee commences employment with Crosstex or an Affiliate thereof under Section 6.9(a), a base salary or wages and bonus opportunities that are no less favorable than those provided by Devon or its Affiliates immediately prior to the Closing Date (or that would have reasonably been provided immediately prior to the Closing Date with respect to a Disability Employee who becomes a Transferring Employee) and (ii) other employee benefits, plans, programs and arrangements that are substantially comparable in the aggregate to those provided to similarly situated employees at Crosstex or its Affiliates under the Crosstex Benefit Plans as in effect on the Closing Date.  Each Transferring Employee shall, effective as of the date the Transferring Employee commences employment with Crosstex or an Affiliate hereof under Section 6.9(a), cease to be employed by Devon and its Affiliates and shall cease all active participation in and accrual of benefits under the Midstream Group Benefit Plans, except as otherwise provided under the plan or agreement governing the applicable benefit or required by Law.

(c)                                  Severance Obligations.

(i)                                     Crosstex or its Affiliates shall bear any costs related to, and shall indemnify and hold harmless Devon or any of its Affiliates from and against, any claims made by any Midstream Group Employee for any statutory, contractual or common law severance or separation benefits and other legally mandated payment obligations (including the employer portion of any employment taxes, together with any compensation payable during any mandatory termination notice period related thereto) (collectively, the “Separation Benefits”), in each case, arising out of or in connection with the failure of Crosstex or its Affiliates to make offers of employment of any Midstream Group Employee in accordance with this Agreement and as required by applicable Law.

(ii)                                  Section 6.9(c)(ii) of the Devon Disclosure Letter lists the plans and programs in which the Transferred Employees participate immediately prior to the Effective Date.  The Crosstex Entities shall, or shall cause their Affiliates to, provide each Transferring Employee whose employment is terminated within twelve (12) months following the Closing Date with severance and other separation benefits substantially the same as the severance and other separation benefits, if any, available to such Transferring Employee by the Midstream Group Entities as in effect prior to the Closing Date.

(d)                                 Allocation of Employment Liabilities.  Except with respect to any liabilities that transfer to Crosstex or its Affiliates pursuant to applicable Law or as otherwise specifically provided in this Agreement, Devon or any of its Affiliates shall retain liability and responsibility for all employment and employee-benefit related liabilities, obligations, claims or losses that arise as a result of an event or events that relate to a Transferring Employee (or any dependent or beneficiary of any Transferring Employee) and that occur prior to the effective time of such Transferring Employee’s employment with Crosstex or an Affiliate thereof.  Except with respect to any liabilities that transfer to Devon or its Affiliates pursuant to applicable Law or as otherwise specifically provided in this Agreement, Crosstex or any of its Affiliates shall retain liability and responsibility for all employment and employee-benefit related liabilities, obligations, claims or losses that arise as a result of an event or events that relate to the Transferring Employees (or any dependent or beneficiary of any Transferring Employee) and that occur on or after the effective time of such Transferring Employee’s employment with Crosstex or an Affiliate thereof.

(e)                                  Credit for Prior Service.  Crosstex and its Affiliates agree that from and after the Closing Date, the Transferring Employees shall be credited with their length of service with the Midstream Group Entities for purposes of vesting, eligibility and level of benefits under all employee benefit plans, equity or equity-based awards, bonus plans or agreements, or other programs and policies (other than employee pension plans subject to Title IV of ERISA) in which the Transferring Employees may participate in or be covered under from and after the Closing Date.  Such pre-Closing Date service credit shall also be taken into account for purposes of benefit computation under all severance or unemployment compensation plans or policies that may apply to the Transferring Employees after the Closing Date.

(f)                                   Vacation Time.  Devon shall, or shall cause its Affiliates to, pay an amount to each Transferring Employee as soon as practical, but in no event later than sixty (60) days following the Closing Date or such earlier date as required by applicable Law, equal to the value of the unused paid time off accrued as of the Closing Date by each Transferring Employee under the paid time off programs of Devon or its Affiliates.  As such, no vacation days, sick leave, or paid time off accrued under the plans or programs of Devon or its Affiliates prior to the Closing Date shall roll-over or be credited to the Transferring Employees under the paid time off plans of Crosstex or its Affiliates.  Accruals of paid time off under the programs of Crosstex or its Affiliates shall begin following the Closing Date and professional service credit will be provided to both exempt and non-exempt employees under such plans.

(g)                                  401(k) Plans.  In the event that a Transferring Employee makes a voluntary election pursuant to Section 401(a)(31) of the Code to roll over his or her account balance in a tax qualified defined contribution plan sponsored by Devon or its Affiliates to a tax-qualified defined contribution plan sponsored by Crosstex or its Affiliates in which such Transferring Employee is eligible to participate, Crosstex agrees, or shall cause its Affiliates to agree, to take commercially reasonable steps to cause such tax-qualified defined contribution plan to accept such rollover in cash, but only to the extent permitted by applicable Law and the terms of such Crosstex Entity plan.

(h)                                 Terms of Coverage.  To the extent that any Transferring Employee becomes covered under a Crosstex Benefit Plan of Crosstex or its Affiliate, any restrictions on coverage for pre-existing conditions requirements for evidence of insurability or eligibility waiting periods under such plans will be waived for such Transferring Employee, to the extent such waiver is permitted under the applicable Crosstex Benefit Plan.  Crosstex or its Affiliates shall use reasonable best efforts to provide that each Transferring Employee who becomes covered under a Crosstex Benefit Plan that is a group health plan (including a “group health plan” as defined in Section 5000(b)(1) of the Code) shall receive credit for those sums paid in the current year under the corresponding Midstream Group Benefit Plan as deductibles, coinsurance and co-payments, towards any deductible and/or out-of-pocket maximum that may apply under such Crosstex Benefit Plan.

(i)                                     No Assumption of Midstream Group Benefit Plan.  Crosstex and its Affiliates shall not assume any Midstream Group Benefit Plan or any similar arrangement of Devon or its Affiliates, and Devon and its Affiliates shall take all necessary actions to ensure that no such Midstream Group Benefit Plan or any similar arrangement is assumed by Crosstex or an Affiliate thereof.

(j)                                    Additional Information. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Section 6.9, subject to any applicable restrictions under the Health Insurance Portability and Accountability Act of 1996, as amended, and other federal and state privacy Laws.  Where any required information is in the possession of third parties controlled by Crosstex or Devon, such as insurers or trustees, Crosstex or Devon, as applicable, shall use reasonable efforts to cause those third parties to cooperate in providing any such information to the other party.

(k)                                 No Third Party Beneficiaries.  The provisions of this Section 6.9 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any Midstream Group Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 6.9, express or implied, shall be (i) deemed an amendment of any plan providing benefits to any Midstream Group Employee, or (ii) construed to prevent Crosstex or its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that they may establish or maintain.

(l)                                     Waiver of Acceleration.  Crosstex and its Affiliates shall use their reasonable best efforts to obtain executed and enforceable Change of Control Waivers from all executives of Crosstex set forth on Section 6.9(l) of the Crosstex Disclosure Letter.

6.10                        Section 16(b) Matters.  Prior to the Crosstex Effective Time, Devon and Crosstex shall take all such steps as may be required to cause any dispositions of equity securities of Crosstex (including derivative securities with respect thereto) or acquisitions of equity securities of New Public Rangers (including derivative securities with respect thereto) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Crosstex or who will become subject to such reporting requirements with respect to New Public Rangers to be exempt under Rule 16b-3 under the Exchange Act.

6.11                        Takeover Laws.  If any Takeover Laws or any anti-takeover provision or restriction on ownership in the Organizational Documents of Crosstex is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, Crosstex and the Crosstex Board shall grant such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in Crosstex’ Organizational Documents on such transactions.

6.12                        Transaction Litigation.  Subject to applicable Law, in the event that any Proceeding related to this Agreement, the Mergers or the other transactions contemplated by this Agreement (“Transaction Litigation”) is brought, or, to the Knowledge of Devon or Crosstex, threatened in writing, against a party and/or the members of the party’s Board of Directors prior to the Devon Effective Time, such party against which the Proceeding has been brought or which has Knowledge of such threat shall promptly notify the other party of such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof.  Each of Devon and Crosstex shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, but no party shall settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that a party may settle any Transaction Litigation without the prior written consent of the other party if such settlement provides (a) for a complete release of the claims, if any, related to or against such other party and (b) that the sole remedy shall be monetary damages, the cost of which is borne entirely by the settling party.

6.13                        Exchange Listing.  Each of Devon and Crosstex shall use their reasonable best efforts to cause the New Public Rangers Common Units issuable to stockholders of Crosstex in the Crosstex Merger, the New Public Rangers Common Units to be issued upon conversion of the New Public Rangers Class B Units in accordance with the New Public Rangers Limited Liability Company Agreement and such other New Public Rangers Common Units reserved for issuance upon exercise or settlement of options and other equity awards of Crosstex to be approved for listing on a national securities exchange agreed to in writing by Devon and Crosstex (the “Agreed Securities Exchange”), subject to official notice of issuance, prior to the Devon Effective Time.

6.14                        Books and Records; Financial Statements.

(a)                                 The parties shall, and shall cause their Subsidiaries to, use their reasonable best efforts to cooperate in the preparation of any financial statements that may be required to be filed with the SEC by any party hereto or any of their respective Affiliates as a result of the transactions contemplated hereby, as necessary to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations of any party or any of its Affiliates under the Securities Act or the Exchange Act.

(b)                                 The Devon Parties, on the one hand, and Crosstex, on the other hand, hereby consent to the inclusion or incorporation by reference of any such financial statements contemplated by Section 6.14(a) in any registration statement, report or other filing of such other party or any of its Affiliates, as such other party reasonably determines are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.  The Devon Parties, on the one hand, and Crosstex, on the other hand, shall use reasonable best efforts to cause their respective independent accountants to consent to the inclusion or incorporation by reference of its audit opinion with respect to any of the financial statements of such parties or their respective Subsidiaries in any such registration statement, report or other filing, and the Devon Parties, on the one hand, and Crosstex, on the other hand, shall cause representation letters, in form and substance reasonably satisfactory to its independent accountants, to be executed and delivered to its independent accountants in connection with obtaining any such consent from its independent accountants.

(c)                                  The parties shall cooperate in connection with the preparation of any pro forma financial statements that are derived in part from the financial statements of the Devon Parties and any of their Affiliates, on the one hand, or Crosstex and any of its Affiliates, on the other hand, as the Devon Parties or Crosstex reasonably determine are required to be included or incorporated by reference in any registration statement, report or other filing of such party to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

6.15                        Tax-Free Qualification.  Each of Devon and Crosstex shall use its reasonable best efforts to take such actions and refrain from taking such actions as are reasonably within its control so as to cause it and each of its Subsidiaries to cause the Devon Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to cause both Mergers together to qualify as a transaction described in Section 351(a) of the Code.

6.16                        Tax Representation Letters.  Each of Devon and Crosstex shall use its reasonable best efforts to deliver to each of Vinson & Elkins L.L.P. (“Vinson & Elkins”) and Baker Botts L.L.P. (“Baker Botts”) a tax representation letter, dated as of the Closing Date and signed by an officer of Devon or Crosstex, as the case may be, containing such representations as shall be reasonably necessary or appropriate to enable Vinson & Elkins and Baker Botts to render the respective opinions described in Section 7.2(f) and Section 7.3(f) of this Agreement (each a “Tax Representation Letter”).

6.17                        Devon Reorganization Transactions.  Prior to the Closing, Devon shall cause the Devon Reorganization Transactions to be consummated.

6.18                        Transfer Taxes.  All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly and solely from the Mergers (the “Transfer Taxes”), shall be borne 50% by the Devon Parties, on the one hand, and 50% by Crosstex, on the other hand.  All Transfer Taxes resulting from the Devon Reorganization Transactions shall be borne 100% by the Devon Parties.  Notwithstanding anything to the contrary in this Section 6.18, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use reasonable best efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns.  Upon the filing of Tax Returns in connection with Transfer Taxes, the filing party shall provide the other party with evidence satisfactory to the other party that such Transfer Taxes have been filed and paid.

6.19                        Contribution Transactions.  Unless this Agreement is terminated pursuant to Section 8.1, Crosstex shall, to the fullest extent permitted under the Crosstex GP LLC Agreement and the Crosstex MLP Partnership Agreement, but subject to the terms hereof including Section 6.4, take all corporate action necessary to (i) cause Crosstex GP LLC to execute and deliver the Partnership Agreement Amendment and Crosstex MLP Certificate Amendment (each as defined in the Contribution Agreement) and the Crosstex MLP Unitholder Agreement at the Contribution Closing, (ii) cause Crosstex MLP to execute the Preferential Rights Agreement (as defined in the Contribution Agreement), and (iii) execute and deliver the Crosstex MLP Unitholder Agreement, the Crosstex GP LLC Certificate Amendment (as defined in the Contribution Agreement) and the Preferential Rights Agreement.

6.20                        Amendment of the Midstream Registration Statement.  From and after the Execution Date, unless and until this Agreement is terminated in accordance with Section 8.1, Devon shall not, and shall cause Midstream Partners, L.P. not to, file any amendment to the Midstream Registration Statement.

6.21                        Agreements of New Public Rangers.  Unless this Agreement is terminated pursuant to Section 8.1, Devon shall, subject to the terms hereof, take all corporate action necessary to cause New Public Rangers to execute and deliver the Registration Rights Agreement and the First Offer Agreement at Closing.

6.22                        Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Agreements.  Without limiting the generality of the foregoing, Devon and Devon Gas Services shall from time to time after the Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits and assurances as New Public Rangers may reasonably request in order to vest in New Public Rangers and its Subsidiaries and its and their respective successors and assigns all right, title and interest in the Midstream Business or otherwise to consummate and make effective the transactions contemplated by the Transaction Agreements upon the terms and conditions set forth herein.  The parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the parties may reasonably request in connection with the foregoing.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligations to Effect the Mergers.  The respective obligations of each party to effect the Mergers are subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)                                 Stockholder Approval.  The Crosstex Stockholder Approval shall have been obtained.

(b)                                 HSR Approval.  The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or expired.

(c)                                  No Injunctions or Restraints.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, ruling or Law (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of either of the Mergers.

(d)                                 Effectiveness of the Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and be in effect and no Proceeding for that purpose shall be pending.

(e)                                  Exchange Listing.  The New Public Rangers Common Units issuable in the Crosstex Merger and upon conversion of the New Public Rangers Class B Units shall have been approved for listing on the Agreed Securities Exchange, subject to official notice of issuance.

(f)                                   Consummation of Contribution.  Each of the conditions to the Contribution Closing set forth in the Contribution Agreement shall have been fulfilled (or waived by all of the necessary parties to the Contribution Agreement in accordance with the terms thereof) or shall be reasonably capable of being fulfilled at the effective time of the Contribution in accordance with the terms of the Contribution Agreement, and the parties to the Contribution Agreement shall be ready, willing and able to consummate the Contribution.

7.2                               Additional Conditions to the Devon Parties’ Obligations.  The obligations of the Devon Parties to effect the Mergers are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Crosstex (i) in Article III (other than those contained in Sections 3.5) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import except in the case of Section 3.8(b)) in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had and would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect; and (ii) in Section 3.5 shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import) other than in de minimis respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct other than in de minimis respects as of such specific date.

(b)                                 Agreements and Covenants.  Crosstex shall have performed, or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c)                                  Crosstex Material Adverse Effect.  Since the Execution Date, there shall not have occurred any Event or Events that have had, or would be reasonably expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect.

(d)                                 Compliance Certificate.  Devon shall have received a certificate signed by a senior executive officer of Crosstex dated the Closing Date confirming that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

(e)                                  Midstream Holdings Partnership Agreement. Crosstex Energy Services, L.P. shall have duly executed and delivered a counterpart of the agreement of limited partnership of Midstream Holdings, a form of which is attached hereto as Exhibit C (the “Midstream Holdings Partnership Agreement”).

(f)                                   Tax Opinion.  Devon shall have received the written opinion of Vinson & Elkins or other counsel reasonably satisfactory to Devon, dated the Closing Date, to the effect that (i) the Devon Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and the Mergers, together, will be treated as a transaction described in Section 351(a) of the Code, (ii) none of New Acacia, Crosstex, or New Public Rangers will recognize any gain or loss as a result of the Mergers and (iii) the holders of New Acacia Common Stock will not recognize any gain or loss as a result of the Mergers. In rendering such opinion, such counsel shall be entitled to receive and rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.16.

(g)                                  Registration Rights Agreement. New Public Rangers shall have duly executed and delivered a counterpart of the Registration Rights Agreement.

7.3                               Additional Conditions to Crosstex’ Obligations.  The obligations of Crosstex to effect the Mergers are also subject to the satisfaction or waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of the Devon Parties in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “material adverse effect” or other words of similar import except in the case of Section 4.8(b)(ii)) in all respects as of the Closing Date as if remade on the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), with only such failures to be so true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Midstream Group Material Adverse Effect.

(b)                                 Agreements and Covenants.  The Devon Parties shall have performed or complied with, in all material respects, all agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(c)                                  Midstream Group Material Adverse Effect.  Since the Execution Date, there shall not have occurred any Event or Events that have had or would be reasonably expected to have, individually or in the aggregate, a Midstream Group Material Adverse Effect.

(d)                                 Compliance Certificate.  Crosstex shall have received a certificate signed by a senior executive of Devon dated the Closing Date confirming that the conditions set forth in Sections 7.3(a), 7.3(b), 7.3(c) and 7.3(h) have been satisfied.

(e)                                  Midstream Holdings Partnership Agreement. Devon Surviving Corporation shall have duly executed and delivered a counterpart of the Midstream Holdings Partnership Agreement.

(f)                                   Tax Opinion.  Crosstex shall have received the written opinion of Baker Botts or other counsel reasonably satisfactory to Crosstex, dated the Closing Date, to the effect that (i) the Devon Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and the Mergers, together, will be treated as a transaction described in Section 351(a) of the Code, (ii) none of New Acacia, Crosstex, or New Public Rangers will recognize any gain or loss as a result of the Mergers and (iii) the holders of Crosstex Common Stock will not recognize any gain or loss as a result of the Mergers (other than any gain resulting from the receipt of the cash portion of the Crosstex Merger Consideration); provided that such opinion shall not extend to any holder who acquired Crosstex Common Stock from Crosstex as consideration for services. In rendering such opinion, such counsel shall be entitled to receive and rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.16.

(g)                                  Merger Consideration.  New Public Rangers shall have delivered to the Exchange Agent the aggregate Crosstex Merger Consideration as required by Section 2.3(a).

(h)                                 Devon Reorganization.  The Devon Reorganization Transactions shall have been consummated, and Crosstex shall have received evidence, in form and substance reasonably satisfactory to Crosstex, of the completion of the Devon Reorganization Transactions, including the contributions to Midstream Holdings by New Acacia, Southwestern Gas and Devon Gas Services contemplated thereby.

(i)                                     First Offer Agreement.  Devon and New Public Rangers shall have duly executed and delivered a counterpart of the First Offer Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1                               Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing, whether before or after the receipt of the Crosstex Stockholder Approval:

(a)                                 by mutual written consent of Devon and Crosstex in each case duly authorized by their respective Boards of Directors;

(b)                                 by either Devon or Crosstex:

(i)                                     if any Governmental Entity of competent jurisdiction shall have issued any Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or the consummation of the Contribution Closing, and such Law or other action shall have become final and nonappealable, or if there shall be adopted following the Execution Date any Law that makes consummation of the Mergers illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8(b)(i) has fulfilled its obligations under Section 6.5; or

(ii)                                  if the Mergers shall not have been consummated on or before 5:00 p.m., Dallas time, on June 30, 2014, which date may be extended from time to time by the mutual written agreement of Devon and Crosstex (such date, as extended, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8(b)(ii) shall not be available to any party whose failure to fulfill any of its covenants or agreements under this Agreement has been the principal cause of, or resulted in, the failure of the Mergers to occur on or before the End Date;

(c)                                  by Crosstex if any of the representations or warranties of the Devon Parties was or becomes inaccurate or any breach or breaches by any Devon Party of any covenant or other agreement of such parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.3(a) or 7.3(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (x) the Business Day prior to the End Date or (y) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to Devon by Crosstex; provided, however, that Crosstex shall not have the right to terminate pursuant to this clause (c) if, at the time of such termination, Crosstex is in breach of any of its representations, warranties or covenants contained herein such as would result in any of the closing conditions set forth in Section 7.2(a) or 7.2(b) not being satisfied;

(d)                                 by Devon if any of the representations or warranties of Crosstex was or becomes inaccurate or any breach or breaches by Crosstex of any covenant or other agreement of the parties contained in this Agreement occurs and, (i) as a result of any such breach or inaccuracies, the condition set forth in Section 7.2(a) or 7.2(b), as applicable, would not then be capable of being satisfied, and (ii) any such breaches or inaccuracies are not curable, or, if curable have not been cured prior to the earlier of (x) the Business Day prior to the End Date or (y) the date that is sixty (60) days after the date that notice of such breach or inaccuracy is provided to Crosstex by Devon; provided, however, that Devon shall not have the right to terminate pursuant to this clause (d) if, at the time of such termination, the Devon Parties are in breach of any of their respective representations, warranties and covenants contained herein such as would result in any of the closing conditions set forth in Section 7.3(a) or 7.3(b) not being satisfied;

(e)                                  by Devon if:

(i)                                     a Crosstex Recommendation Change shall have occurred, whether or not permitted by Section 6.4; provided, however, that Devon shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Crosstex Stockholder Approval shall have been obtained;

(ii)                                  Crosstex shall have materially breached its obligations under Section 6.4;

(iii)                               Crosstex shall have materially breached its obligations under Section 6.2; or

(iv)                              Crosstex or the Crosstex Board publicly announces, resolves or proposes to do any of the foregoing, whether or not permitted by Section 6.4;

(f)                                   by either Devon or Crosstex if the Crosstex Stockholder Meeting (or any postponement or adjournment thereof) shall have concluded and the Crosstex Stockholder Approval shall not have been obtained upon a vote held at such meeting; or

(g)                                  by Crosstex, at any time prior to receipt of the Crosstex Stockholder Approval, in order to enter into a definitive written agreement with respect to a Superior Proposal (which definitive written agreement shall be entered into concurrently with or promptly following the termination of this Agreement pursuant to this clause (g)), provided that Crosstex has complied with Section 6.2 and Section 6.4 and paid all amounts due pursuant to Section 8.3 in accordance with the terms, and at the times, specified therein.

If the Contribution Agreement is terminated in accordance with its terms, this Agreement shall automatically, and without action by any party, terminate as of the effective date of the termination of the Contribution Agreement.

8.2                               Notice of Termination; Effect of Termination.

(a)                                 A terminating party shall provide notice of termination to the other party specifying with particularity the reason for such termination, and any such termination in accordance with Section 8.1 shall be effective immediately upon delivery of such written notice to the other party.

(b)                                 In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party except with respect to this Section 8.2, the first sentence of Section 6.3(b), Section 8.3 and Article X which shall remain in full force and effect; provided, however, that, notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages resulting from or arising out of fraud or Willful and Material Breach of this Agreement.  The Confidentiality Agreement shall survive the termination of this Agreement.

8.3                               Expenses and Other Payments.

(a)                                 Except as otherwise provided in this Agreement, including in this Section 8.3, and except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by Crosstex, and all filing and other fees paid to the SEC in connection with the Registration Statement and the Mergers, which shall be borne equally by Crosstex and Devon, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the Mergers shall be consummated.

(b)                                 If Devon terminates this Agreement pursuant to Section 8.1(e) or Crosstex terminates this Agreement pursuant to Section 8.1(g), Crosstex shall (i) pay Devon the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Devon, (A) no later than two (2) Business Days after such termination, in the case of a termination pursuant to Section 8.1(e) or (B) prior to or concurrently with such termination, in the case of a termination pursuant to Section 8.1(g), and (ii) reimburse Devon, in cash, for the Devon Expenses, by wire transfer of immediately available funds to an account designated by Devon no later than two (2) Business Days after receipt by Crosstex of an invoice from Devon for the Devon Expenses; provided, however, that if this Agreement is terminated by Crosstex pursuant to Section 8.1(g) prior to 5:00 p.m. Dallas, Texas time on the date that is forty-five (45) days following the Execution Date, then Crosstex shall have no obligation to reimburse Devon for any expenses pursuant to clause (ii).

(c)                                  If either Devon or Crosstex terminates this Agreement pursuant to Section 8.1(f) or Devon terminates this Agreement pursuant to Section 8.1(d) and (i) in the case of a termination pursuant to Section 8.1(f), there shall have been publicly announced, publicly disclosed or otherwise publicly made known an Acquisition Proposal for Crosstex (other than by any Devon Party or any of their respective Affiliates) on or after the Execution Date and prior to the Crosstex Stockholder Meeting; or in the case of a termination pursuant to Section 8.1(d), an Acquisition Proposal shall have been made for Crosstex on or after the Execution Date and prior to such termination, whether or not publicly announced, disclosed or otherwise made known, and (ii) within twelve (12) months after such termination, Crosstex enters into a definitive agreement with respect to or consummates any Acquisition Proposal (provided, that, for purposes of this sentence, any reference in the definition of Acquisition Proposal to 15% shall be deemed to be a reference to 50%), then on the earlier of (A) the date of entering into such definitive agreement and (B) the closing or other consummation of such Acquisition Proposal, Crosstex shall pay Devon the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Devon and, in addition, if no obligation to reimburse Devon Expenses has previously arisen under Section 8.3(d), Crosstex shall reimburse Devon in cash for the Devon Expenses by wire transfer of immediately available funds to an account designated by Devon no later than two (2) Business Days after receipt by Crosstex of an invoice for the Devon Expenses.

(d)                                 If either Devon or Crosstex terminates this Agreement pursuant to Section 8.1(f), then, in addition to any other obligations of Crosstex hereunder, Crosstex shall reimburse Devon in cash for the Devon Expenses by wire transfer of immediately available funds to an account designated by Devon, no later than two (2) Business Days after receipt by Crosstex of an invoice from Devon for the Devon Expenses.

(e)                                  The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If a party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain payment, the other party commences a suit that results in judgment for such party, the defaulting party shall pay the other party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit. Each of the parties further acknowledges that the payment of the amounts by Devon and Crosstex specified in this Section 8.3 is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Devon or Crosstex, as the case may be, in the circumstances in which such fees are payable and which do not involve fraud or a Willful and Material Breach as described in Section 8.2(b), for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  The parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance and equitable remedies set forth in Section 10.11, shall be the exclusive remedies of the Devon Parties against Crosstex for any loss suffered as a result of the failure of the Mergers to be consummated or any breach of this Agreement except in the case of fraud or a Willful and Material Breach and upon payment of such amounts Crosstex shall have no further liability relating to such events except in the case of fraud or a Willful and Material Breach of this Agreement.  In no event shall Crosstex be required to pay the Termination Fee more than once.

ARTICLE IX
DEFINITIONS

9.1                               Definitions.  For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable to Crosstex in any material respect than those contained in the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 6.4(i).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, a specified Person.  A Person shall be deemed to Control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Securities Exchange” has the meaning set forth in Section 6.13.

“Agreement” means this Agreement, as it may be amended from time to time.

“Awards” has the meaning set forth in Section 2.5(a).

“Baker Botts” has the meaning set forth in Section 6.16.

“Boomer Merger Sub” has the meaning set forth in the preamble hereto.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Houston in the United States of America.

“Cash Consideration” has the meaning set forth in Section 2.1(a)(i).

“Certificate of Crosstex Merger” has the meaning set forth in Section 1.1(a)(ii).

“Certificate of Devon Merger” has the meaning set forth in Section 1.1(b)(ii).

“Certificates of Merger” has the meaning set forth in Section 1.1(b)(ii).

“Change of Control Waivers” has the meaning set forth in the recitals.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the recitals.

“Confidential Information” means all confidential or proprietary information, whether written or oral. Notwithstanding the foregoing, Confidential Information shall not include information (i) that was publicly known prior to initial disclosure of such information by a disclosing Person, (ii) that has become publicly known without any act or omission of any Person in violation of any obligation of confidentiality, (iii) received by a receiving party without violating any obligation of confidentiality at any time from a third party, other than the disclosing party, (iv) shown to have been otherwise known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party or (v) shown to have been independently developed by employees or agents of the receiving party without access to or use of such information of the disclosing party.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(b).

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement.

“Contribution Agreement” has the meaning set forth in the recitals.

“Contribution Closing” has the meaning set forth in the Contribution Agreement.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such

Person, whether through ownership of Voting Interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Creditors’ Rights” has the meaning set forth in Section 3.2(b).

“Crosstex” has the meaning set forth in the preamble hereto.

“Crosstex Benefit Plans” has the meaning set forth in Section 3.16(c).

“Crosstex Board” has the meaning set forth in the recitals.

“Crosstex Book-Entry Shares” has the meaning set forth in Section 2.1(a)(i).

“Crosstex Capital Credit Agreement” means the Credit Agreement, dated as of March 5, 2013, among Crosstex Capital, LLC, Citibank , N.A., as Administrative Agent, Collateral Agent and a Lender, and the other lenders party thereto.

“Crosstex Certificates” has the meaning set forth in Section 2.1(a)(i).

“Crosstex Common Stock” means the common stock, par value $0.01 per share, of Crosstex.

“Crosstex Disclosure Letter” has the meaning set forth in Article III.

“Crosstex Effective Time” has the meaning set forth in Section 1.1(a)(i).

“Crosstex Energy Services” has the meaning set forth in the recitals.

“Crosstex Entities” means Crosstex and all Subsidiaries of Crosstex, with each such entity, a “Crosstex Entity.”

“Crosstex Equity Plans” has the meaning set forth in Section 2.5(a).

“Crosstex Financial Advisors” has the meaning set forth in Section 3.21.

“Crosstex Financial Statements” has the meaning set forth in Section 3.7(b).

“Crosstex GP LLC” means Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of Crosstex MLP.

“Crosstex Insurance Policies” has the meaning set forth in Section 3.18.

“Crosstex Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, or results of operations of the Crosstex Entities, taken as a whole or (b) any Event that prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation by Crosstex of the transactions contemplated by this Agreement or the performance by Crosstex of any of their material obligations under this Agreement; provided, however, that any effect resulting from any of the following Events shall not be considered when determining whether a Crosstex Material Adverse Effect shall have occurred:

(i) any change in general economic, political or business conditions (including general changes in commodity prices or exchange rates); (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism, except, in each case, in the event, and only to the extent, of any uninsured damage or destruction to or loss of any physical properties of the Crosstex Entities; (iii) any change affecting the natural gas gathering, processing and transportation industry generally but which does not have a materially disproportionate impact on the business of the Crosstex Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date but which does not, in each case, have a materially disproportionate impact on the business of the Crosstex Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (v) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby (including any Proceedings commenced or threatened by or involving any current or former member, partner or stockholder of any Crosstex Entity (on their own or on behalf of such Crosstex Entity) arising out of or related to this Agreement or the transactions contemplated hereby); (vi) any change in the market price or trading volume of the Crosstex Common Stock or the common units of Crosstex MLP but not the underlying cause of such change; or (vii) any change resulting from compliance by Crosstex with the terms of this Agreement or from any action by Crosstex that is expressly permitted by this Agreement.

“Crosstex Material Contracts” has the meaning set forth in Section 3.12(b).

“Crosstex Merger” has the meaning set forth in the recitals.

“Crosstex Merger Consideration” has the meaning set forth in Section 2.1(a)(i).

“Crosstex MLP” has the meaning set forth in the recitals.

“Crosstex MLP Credit Agreement” means the Amended and Restated Credit Agreement, dated as of February 10, 2010, by and among Crosstex Energy, L.P., Bank of America, N.A., as Administrative Agent and L/C Issuer thereunder, and the other lenders party thereto, as amended.

“Crosstex MLP SEC Documents” means the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Crosstex MLP with the SEC, together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein.

“Crosstex MLP Unitholder Agreement” means the Unitholder Agreement defined in the Contribution Agreement.

“Crosstex MLP Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crosstex MLP, as amended through the Execution Date.

“Crosstex Preferred Stock” has the meaning set forth in Section 3.5(a).

“Crosstex Project and Capital Expenditure Schedule” means the schedule included in Section 5.1(b) of the Crosstex Disclosure Letter, which schedule sets forth (i) projects previously approved by the Crosstex Board or the board of directors of Crosstex GP LLC, (ii) proposed projects and (iii) related estimated budgets and capital expenditures (which may be increased by no more than 10% in the aggregate).

“Crosstex Recommendation” has the meaning set forth in Section 6.2.

“Crosstex Recommendation Change” has the meaning set forth in Section 6.4(e).

“Crosstex SEC Documents” has the meaning set forth in Section 3.7(a).

“Crosstex Stockholder Approval” has the meaning set forth in Section 3.19.

“Crosstex Stockholder Meeting” has the meaning set forth in Section 6.2.

“Crosstex Surviving Corporation” has the meaning set forth in Section 1.1(a)(i).

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Devon 401(k) Plan” means any Devon benefit plan, including a Midstream Group Benefit Plan, which is intended to be qualified under Section 401 of the Code and with respect to which Devon has received a favorable determination letter from the IRS.

“Devon” has the meaning set forth in the preamble hereto.

“Devon Board” has the meaning set forth in the recitals.

“Devon Expenses” means all of the reasonable documented out-of-pocket fees and expenses (including all reasonable, documented fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources, experts and consultants to Devon and its Affiliates and Representatives) incurred by Devon or any of its Subsidiaries on or prior to the termination of this Agreement in connection with the transactions contemplated hereby; provided, that in no event shall Devon Expenses exceed $5,000,000, in the aggregate.

“Devon Disclosure Letter” has the meaning set forth in Article IV.

“Devon Effective Time” has the meaning set forth in Section 1.1(b)(ii).

“Devon Entities” means Devon and each of its Subsidiaries (excluding the Midstream Group Entities).

“Devon Gas Corporation” means Devon Gas Corporation, a Delaware corporation.

“Devon Gas Services” has the meaning set forth in the preamble hereto.

“Devon Merger” has the meaning set forth in the recitals.

“Devon Merger Consideration” has the meaning set forth in Section 2.1(b)(i).

“Devon Midstream Holdings, L.P. Predecessor” means all of Devon’s U.S. midstream assets and operations described in the Midstream Registration Statement, including its 38.75% interest in Gulf Coast Fractionators, LP, described in the Midstream Registration Statement.

“Devon Parties” means Devon, Devon Gas Services, New Acacia, New Public Rangers, Boomer Merger Sub and Rangers Merger Sub, with each such entity a “Devon Party.”

“Devon Reorganization Transactions” means each of the transactions set forth on Schedule 1.

“Devon SEC Documents” has the meaning set forth in Section 4.7(a).

“Devon Surviving Corporation” has the meaning set forth in Section 1.1(b)(i).

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Disability Employee” has the meaning set forth in Section 6.9(a).

“Dissenting Shares” has the meaning set forth in Section 2.1(a)(i).

“D&O Insurance” has the meaning set forth in Section 6.8(b).

“DOJ” has the meaning set forth in Section 6.5(b).

“End Date” has the meaning set forth in Section 8.1(b)(ii).

“Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, published and legally binding guidance documents, ordinances, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, contamination, Hazardous Substances, natural resources, protection of the environment or human health or safety relating to exposure to Hazardous Substances.

“Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means with respect to a Person, any corporation or other trade or business that would be treated as a single employer with such Person pursuant to Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA, either presently or at any time during the six-year period preceding the Execution Date.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Execution Date” has the meaning set forth in the preamble hereto.

“FERC” means the Federal Energy Regulatory Commission of the United States of America.

“First Offer Agreement” means a First Offer Agreement, by and between Devon and New Public Rangers, in the form attached hereto as Exhibit F.

“FTC” has the meaning set forth in Section 6.5(b).

“GAAP” means generally accepted accounting principles in the United States of America.

“GCF” means Gulf Coast Fractionators, a Texas general partnership.

“GCF Interest” means Devon’s 38.75% general partner interest in GCF.

“Governmental Entity” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, court or tribunal, or other entities), (c) multinational organization or body or (d) body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means each substance, waste or material regulated, defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, radioactive material, radioactive substance, pollutant, contaminant or toxic substance under any Environmental Law.

“HSR Act” has the meaning set forth in Section 6.5(b).

“Indebtedness” means, without duplication, all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including accrued and unpaid interest), or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indemnified Parties” has the meaning set forth in Section 6.8(a).

“Independent Director” means an individual who satisfies the requirements to serve as a member of the Conflicts Committee as set forth in the New Public Rangers Limited Liability Company Agreement.

“Intellectual Property” means patents, trademarks, copyrights, and trade secrets.

“Intervening Event” has the meaning set forth in Section 6.4(i).

“IRS” means the United States Internal Revenue Service.

“Knowledge” of a party means with respect to any fact, event, circumstance or condition, the actual knowledge, after due inquiry of the persons listed in Section 9.1(a) of the Crosstex Disclosure Letter with respect to Crosstex or its Subsidiaries, or the persons listed in Section 9.1(a) of the Devon Disclosure Letter with respect to Devon or its Subsidiaries.

“Law” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Entity.

“Liens” means, with respect to any property or asset, (a) any mortgage, pledge, security interest, lien or other similar property interest or encumbrance in respect of such property or asset, and (b) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances on title to real or personal property (whether or not of record).

“Mergers” has the meaning set forth in the recitals hereto.

“Midstream Acquisition Proposal” has the meaning set forth in Section 6.4(i).

“Midstream Business” means the business of (a) gathering, processing and transporting natural gas for Devon and third parties and (b) fractionating natural gas liquids, or NGLs, into component NGL products, and performing services ancillary to those described in clauses (a) and (b) of Devon Midstream Holdings, L.P. Predecessor, but only with respect to the systems serving the Barnett, Cana—Woodford and Arkoma—Woodford Shales in Texas and Oklahoma, and the rights and obligations relating to the GCF Interest to the extent set forth on Schedule 9.1(b) of the Devon Disclosure Letter, all as described in the Midstream Registration Statement.

“Midstream Business Financial Statements” means (a) the audited balance sheets of Devon Midstream Holdings, L.P. Predecessor as of December 31, 2011 and 2012 and audited income statements and statements of cash flows of Devon Midstream Holdings, L.P. Predecessor for the twelve-month periods ended December 31, 2012, 2011 and 2010, and (b) the unaudited balance sheet of Devon Midstream Holdings, L.P. Predecessor as of June 30, 2013 and the

unaudited income statements and statements of cash flows Devon Midstream Holdings, L.P. Predecessor for the six-month period ended June 30, 2013.

“Midstream Business Project and Capital Expenditure Schedule” means the schedule included in Section 5.2(b) of the Devon Disclosure Letter, which schedule sets forth (i) projects previously approved by Devon, (ii) proposed projects and (iii) related estimated budgets and capital expenditures (which may be increased by no more than 10% in the aggregate).

“Midstream Group Benefit Plans” has the meaning set forth in Section 4.17(c).

“Midstream Group Employees” means any director, officer or employee of Devon or its Affiliates that provides services to the Midstream Business.

“Midstream Group Entities” means New Acacia and each of the Target Entities and their respective Subsidiaries, collectively, after giving effect to the Devon Reorganization Transactions, with each such entity a “Midstream Group Entity.”

“Midstream Group Insurance Policies” has the meaning set forth in Section 4.19.

“Midstream Group Material Adverse Effect” means (a) a material adverse effect on the business, financial condition, or results of operations of the Midstream Group Entities, taken as a whole or (b) any Event that prevents or materially delays, or would be reasonably expected to prevent or materially delay, consummation by the Devon Parties of the transactions contemplated by this Agreement or the performance by the Devon Parties of any of their respective material obligations under this Agreement; provided, however, that any effect resulting from any of the following Events shall not be considered when determining whether a Midstream Group Material Adverse Effect shall have occurred: (i) any change in general economic, political or business conditions (including general changes in commodity prices or exchange rates); (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including natural disasters and acts of terrorism, except, in each case, in the event, and only to the extent, of any uninsured damage or destruction to or loss of any physical properties of the Midstream Group Entities; (iii) any change affecting the natural gas gathering, processing and transportation industry generally but which does not have a materially disproportionate impact on the business of the Midstream Group Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (iv) any change in accounting requirements or principles imposed by GAAP or any change in Law after the Execution Date but which does not, in each case, have a materially disproportionate impact on the business of the Midstream Group Entities relative to other similarly situated companies in the natural gas gathering, processing and transportation industry; (v) any change resulting from the execution of this Agreement or the announcement of the transactions contemplated hereby (including any Proceedings commenced or threatened by or involving any current or former member, partner or stockholder of any Midstream Group Entity (on their own or on behalf of such Midstream Group Entity) arising out of or related to this Agreement or the transactions contemplated hereby); or (vi) any change resulting from compliance by the Devon Parties with the terms of this Agreement or from any action by the Devon Parties that is expressly permitted by this Agreement.

“Midstream Group Material Contracts” has the meaning set forth in Section 4.13(b).

“Midstream Holdings” has the meaning set forth in the recitals.

“Midstream Holdings GP” has the meaning set forth in the recitals.

“Midstream Holdings Partnership Agreement” has the meaning set forth in Section 7.2(f).

“Midstream Registration Statement” means the Registration Statement on Form S-1 (File No. 333-191415) filed by Devon Midstream Partners, L.P., with respect to the registration of common units representing limited partner interests of Devon Midstream Partners, L.P. with the SEC on September 27, 2013.

“New Acacia” has the meaning set forth in the preamble.

“New Acacia Certificates” has the meaning set forth in Section 2.1(b)(i).

“New Acacia Common Stock” means common stock, par value $0.01 per share, of New Acacia.

“New Public Rangers” has the meaning set forth in the preamble hereto.

“New Public Rangers Class B Common Units” means Class B common units, representing limited liability company interests in New Public Rangers, having the terms provided in the New Public Rangers Limited Liability Company Agreement.

“New Public Rangers Common Units” means common units, representing limited liability company interests in New Public Rangers, having the terms provided in the New Public Rangers Limited Liability Company Agreement.

“New Public Rangers Entities” means New Public Rangers, New Public Rangers Manager, Boomer Merger Sub and Rangers Merger Sub.

“New Public Rangers Limited Liability Company Agreement” has the meaning set forth in Section 1.3(a).

“New Public Rangers Manager” has the meaning set forth in the recitals.

“New Public Rangers Manager Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of New Public Rangers Manager, in the form attached as Exhibit E.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Entities.

“Permitted Liens” means, with respect to any Person, (a) statutory Liens for current Taxes or other governmental charges applicable to the assets of such Person or assessments not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar statutory Liens arising or incurred in the ordinary course of business of such Person relating to obligations as to which there is no default on the part of such Person, (c) Liens as may have arisen in the ordinary course of business of such Person, none of which are material to the ownership, use or operation of the assets of such Person, (d) any state of facts which an accurate on the ground survey of any real property of such Person would show, and any easements, rights-of-way, restrictions, restrictive covenants, rights, leases, and other encumbrances on title to real or personal property filed of record that do not materially detract from the value of or materially interfere with the use and operation of any of the assets of such Person, (e) statutory Liens for obligations that are not delinquent, (f) Liens encumbering the fee interest of those tracts of real property encumbered by rights-of-way, (g) legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use of the assets of such Person in the ordinary course of business and (h) any Liens with respect to assets of such Person, which, together with all other Liens, do not materially detract from the value of such Person or materially interfere with the present use of the assets owned by such Person or the conduct of the business of such Person.

“Person” means any natural person, group (including a “group” under Section 13(d) of the Exchange Act), corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Entity.

“Proceeding” means any civil, criminal or administrative actions, suits, investigations or other proceedings.

“Proxy Statement” has the meaning set forth in Section 6.1(a).

“Rangers Merger Sub” has the meaning set forth in the preamble hereto.

“Registration Rights Agreement” means a Registration Rights Agreement by and between Devon Gas Services and New Public Rangers, in the form attached as Exhibit D.

“Registration Statement” has the meaning set forth in Section 6.1(a).

“Regulatory Divestiture” has the meaning set forth in Section 6.5(c).

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Representatives” has the meaning set forth in Section 6.3(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means Crosstex MLP’s 8.875% senior unsecured notes due February 15, 2018 and Crosstex MLP’s 7.125% senior unsecured notes due June 1, 2022.

“Separation Benefits” has the meaning set forth in Section 6.9(c)(i).

“Southwestern Gas” has the meaning set forth in the recitals.

“Special Committee” means, with respect to the Crosstex Board, a duly formed committee thereof which has been delegated authority by the Crosstex Board with respect to the transactions contemplated hereby and any alternative transactions.

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which:  (1) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.4(i).

“Takeover Laws” has the meaning set forth in Section 3.19.

“Target Entities” means Midstream Holdings and Midstream Holdings GP, with each such entity a “Target Entity.”

“Tax” means (a) any tax, charge, fee, levy, penalty or other assessment imposed by any United States federal, state, local or foreign taxing authority, including any excise, property, income, sales, use, gross receipts, capital, ad valorem, transfer, profits, inventory, capital stock, license, unemployment, severance, stamp, occupation, margin, franchise, payroll, withholding, social security or other tax, including any interest, penalties or additions attributable thereto, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (b) as a result of being a member of a consolidated, combined or unitary group for any period; and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law (e.g., as a transferee or successor) or any express or implied obligation to indemnify any other Person.

“Tax Representation Letter” has the meaning set forth in Section 6.16.

“Tax Returns” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

“Termination Fee” means $33,000,000.

“Transaction Agreements” means this Agreement, the Contribution Agreement, the Voting Agreements, the Transition Services Agreement, the Registration Rights Agreement, the Confidentiality Agreement, and the Midstream Holdings Partnership Agreement.

“Transaction Litigation” is defined in Section 6.12.

“Transfer Taxes” has the meaning set forth in Section 6.18.

“Transferring Employee” has the meaning set forth in Section 6.9(a).

“Transition Services Agreement” has the meaning set forth in the Contribution Agreement.

“Unit Consideration” has the meaning set forth in Section 2.1(a)(i).

“Vinson & Elkins” has the meaning set forth in Section 6.16.

“Voting Agreement” has the meaning set forth in the recitals.

“Voting Interests” of any Person as of any date means the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“WARN Act” has the meaning set forth in Section 3.16(f).

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a material breach of this Agreement.

9.2                               Construction.  Unless the context otherwise requires, as used in this Agreement (i) words defined in the singular have the parallel meaning in the plural and vice versa, (ii) words of one gender shall be construed to apply to each gender, (iii) the term “party” refers to a party to this Agreement and the term “parties” refers to the parties to this Agreement and (iv) a reference to any Person includes such Person’s successors and permitted assigns.

ARTICLE X
MISCELLANEOUS

10.1                        Survival.  This Article X and the agreements of Devon and Crosstex contained in Section 6.8 (Indemnification of Directors and Officers), Section 6.9 (Employees and Benefits), Section 6.13 (Exchange Listing) and Section 6.21 (Further Assurances) shall survive the consummation of the Mergers. No other representations, warranties, covenants and agreements in this Agreement shall survive the consummation of the Mergers , but the Confidentiality Agreement shall terminate as of the Devon Effective Time.

10.2                        Notices.  Any notice or other communication required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) upon confirmation of receipt when transmitted by facsimile transmission or electronic mail (but only if followed by transmittal by national overnight courier or by hand for delivery on the next Business Day); or (c) on the next Business Day if transmitted by national overnight courier, in each case addressed as follows:

Notices to any Devon Party (prior to the Mergers) and to Devon or Devon Gas Services (following the Mergers):

Devon Energy Corporation

333 West Sheridan Avenue

Oklahoma City, Oklahoma 73102

Telephone: (405) 228-2800

Facsimile: (405) 552-1400

Attention:  General Counsel

And a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77007

Telephone: (713) 758-2194

Facsimile: (713) 615-5660

Attention: Jeffery B. Floyd/Lande Spottswood

Notices to Crosstex (prior to the Mergers) and to New Public Rangers, Devon Surviving Corporation or Crosstex Surviving Corporation (following the Mergers):

Crosstex Energy, Inc.

2501 Cedar Springs

Dallas, Texas 75201

Telephone: (214) 953-9500

Facsimile: (214) 953-9501

Attention:  General Counsel

And a copy to (which shall not constitute notice):

Baker Botts L.L.P.

2001 Ross Avenue, Suite 700

Dallas, Texas 75201

Telephone: (214) 953-6500

Facsimile: (214) 661-4634

Attention: Douglass M. Rayburn

or to such other address as any party shall specify by written notice so given.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such change shall be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

10.3                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.4                        Entire Agreement.  This Agreement, the exhibits hereto, the Crosstex Disclosure Letter, the Devon Disclosure Letter and the other documents delivered pursuant hereto and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

10.5                        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempted or purported assignment without such consent shall be null and void.

10.6                        Extension; Waiver.  At any time prior to the Devon Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, managers, general partner or other applicable governing body, may to the extent legally allowed, (a) extend the time for performance of any of the obligations or other acts of the other parties hereunder, (b) waive any breach or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other of any of the agreements or conditions contained herein.  Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.  No agreement on the part of a party hereto to any extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

10.7                        Third Party Beneficiaries.   Subject to Section 10.5, this Agreement shall be binding upon, inure solely to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) with respect to the Indemnified Parties solely pursuant to Section 6.8 (which shall have no effect until the Devon Effective Time) and (b) from and after the Crosstex Effective Time, the right of the Crosstex stockholders to receive the Crosstex Merger Consideration, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8                        Interpretation.

(a)                                 The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Schedule, Exhibit or Annex, such reference shall be to an Article of, a Section of, a Schedule to, an Exhibit to or Annex to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)                                 Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, “$” refers to United States dollars and all payments hereunder shall be made in United States dollars by wire transfer in immediately available funds to such account as shall have been specified in writing by the recipient thereof.

10.9                        Governing Law and Venue; Consent to Jurisdiction.

(a)                                 THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN DELAWARE, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)                                 Each of the parties irrevocably agrees that any legal action, suit or proceeding with respect to the interpretation and enforcement of this Agreement and the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, including the negotiations thereof, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the state of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware, including any applicable appellate court).  Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties irrevocably waives, and agrees not to assert, as a defense in any legal action, suit or Proceeding for the interpretation or enforcement of this Agreement or of any document referred to in this Agreement, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.  The parties consent to and grant to the extent permitted by Law, any said court jurisdiction over the subject matter of any dispute contemplated by this Section 10.9 and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(c).

10.10      Disclosure Letters.  The statements in the Crosstex Disclosure Letter and the Devon Disclosure Letter relate to the provisions in the section of this Agreement to which they expressly relate; provided, however, that any information set forth in one section of the Crosstex Disclosure Letter or the Devon Disclosure Letter, as the case may be, shall also be deemed to apply to each other section to which its relevance is reasonably apparent. In the Crosstex Disclosure Letter and the Devon Disclosure Letter, (a) all capitalized terms used but not defined therein shall have the meanings assigned to them in this Agreement; (b) the section numbers correspond to the section numbers in this Agreement; and (c) inclusion of any item in a disclosure letter (i) does not represent a determination that such item is material or establish a standard of materiality, (ii) does not represent a determination that such item did not arise in the ordinary course of business and (iii) shall not constitute, or be deemed to be, an admission to any third party concerning such item.

10.11      Specific Performance.  The parties acknowledge and agree that each would be irreparably damaged in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any non-performance or breach of this Agreement by any party could not be adequately compensated by money damages alone and that the parties would not have any adequate remedy at law. Each party agrees that, in the event of any breach or threatened breach by any other party of any provisions contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages, except as limited by Section 8.3) to seek (a) a decree or order of specific performance to enforce the observance and performance of such provisions, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  The parties further agree that they shall not object to the granting of injunctive relief on the basis that an adequate remedy at law may exist.

10.12      Joint Obligation.  Whenever this Agreement requires a Subsidiary of Crosstex or Devon to take any action, such requirement shall be deemed to include an undertaking on the part of Crosstex or Devon, as appropriate, to cause such Subsidiary to take such action.

10.13      Facsimiles; Counterparts.  Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., pdf) shall be deemed binding for all purposes hereof, without delivery of an original signature page being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

10.14      Amendment.  Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, at any time prior to the Crosstex Effective Time, this Agreement may be amended, modified or supplemented only by a written instrument executed and delivered by all the parties, whether before or after stockholder approval of the Devon Merger and/or Crosstex Merger; provided, however, that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by stockholders without such further approval.

10.15      Representation by Counsel.  Each of the parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Therefore, the parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DEVON ENERGY CORPORATION

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

DEVON GAS SERVICES, L.P.

By:	Devon Gas Operating, Inc.,
its general partner

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

ACACIA NATURAL GAS CORP I, INC.

By:	/s/ Jeffrey A. Agosta
Jeffrey A. Agosta
Executive Vice President and Chief
Financial Officer

Signature Page to Agreement and Plan of Merger

CROSSTEX ENERGY, INC.

By:	/s/ Barry E. Davis
Barry E. Davis
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

NEW PUBLIC RANGERS, L.L.C.

By:	New Public Rangers Manager, L.L.C.,
its sole member

By:	Devon Gas Services, L.P.,
its sole member

By:	Devon Gas Operating, Inc.,
its general partner

By:	/s/ John Richels
John Richels
President and Chief Executive Officer

BOOMER MERGER SUB, INC.

By:	/s/ Jeffrey A. Agosta
Jeffrey A. Agosta
Executive Vice President and Chief
Financial Officer

RANGERS MERGER SUB, INC.

By:	/s/ Jeffrey A. Agosta
Jeffrey A. Agosta
Executive Vice President and Chief
Financial Officer

Signature Page to Agreement and Plan of Merger